Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

RBB BANCORP,

ROYAL BUSINESS BANK,

TFC HOLDING COMPANY

AND

TOMATOBANK

Effective as of November 10, 2015

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), effective as of             , 2015 by and between RBB Bancorp (“RBB Bancorp”), Royal Business Bank (“RBB”), TFC Holding Company (“TFC”), and TomatoBank (“Bank”), is entered into with respect to the following:

RECITALS

A.    RBB Bancorp. RBB Bancorp is a duly organized and existing California corporation and bank holding company for RBB, its wholly-owned subsidiary, having its principal place of business in Los Angeles, California.

B.    RBB. RBB is a duly organized and existing California state-chartered commercial bank, having its principal place of business in Los Angeles, California, and whose deposit accounts are insured to the extent allowed by law by the Federal Department Insurance Corporation. In furtherance of this transaction, RBB will cause a subsidiary to be organized as a corporation under applicable California law. RBB is a wholly-owned subsidiary of RBB Bancorp.

C.    TFC. TFC is a duly organized and existing Delaware corporation and bank holding company for the Bank, its wholly-owned subsidiary, having its principal place of business in Alhambra, California.

D.    The Bank. The Bank is a duly organized and existing California state-chartered commercial bank, having its principal place of business in Alhambra, California and whose deposit accounts are insured to the extent allowed by law by the Federal Deposit Insurance Corporation.

E.    BOARD DETERMINATIONS. The respective Boards of Directors of RBB Bancorp, RBB, TFC and the Bank have determined that it is in the best interests of their respective companies and shareholders for RBB Bancorp’s newly formed subsidiary (“Subsidiary”) merge with and into TFC (the “TFC Merger”), and all shareholders of TFC shall become entitled to the Merger Consideration; thereafter, TFC will merge with and into RBB Bancorp (the “RBB Bancorp Merger”); thereafter the Bank will merge with and into RBB (the “RBB Merger”), and other transactions contemplated by this Agreement, on the terms and subject to the conditions provided for in this Agreement and applicable law.

F.    TFC MERGER AGREEMENT. Prior to consummation of the TFC Merger, TFC will, and RBB Bancorp will cause Subsidiary to, enter into a plan of merger, in a form to be mutually agreed upon by the parties (“TFC Merger Agreement”), providing for the TFC Merger, with TFC being the surviving corporation.

G.    RBB BANCORP MERGER AGREEMENT. Prior to consummation of the RBB Bancorp Merger, TFC and RBB Bancorp will enter into a plan of merger, in a form to be mutually agreed upon by the parties (“RBB Bancorp Merger Agreement”), providing for the RBB Bancorp Merger, with RBB Bancorp being the surviving corporation.

H.    RBB MERGER. Prior to the consummation of the RBB Merger, RBB and the Bank will enter into a plan of merger in a form to be mutually agreed upon by the parties (“RBB Merger Agreement”), providing for the RBB Merger, with RBB being the surviving bank.

I.    BOARD OF DIRECTOR ACTIONS. The respective Boards of Directors of RBB Bancorp, RBB, TFC and the Bank have adopted by at least a majority vote resolutions approving and authorizing the TFC Merger, the RBB Bancorp Merger, the RBB Merger, this Agreement and the transactions contemplated herein.

J.    SHAREHOLDER AGREEMENT. As a condition to, and simultaneously with the execution of this Agreement, the Directors and executive officers of TFC and the Bank have executed and delivered to RBB a Shareholder Agreement in the form of Exhibit A hereto (“Shareholder Agreement”).

K.    INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the purchase accounting method and be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”).

L.    NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT. A non-solicitation and confidentiality agreement, in the form attached hereto as Exhibit B (“Non-Solicitation and Confidentiality Agreement”), shall be executed by the Persons listed on Exhibit B-1 hereto.

M.    REQUIRED APPROVALS. The TFC Merger, the RBB Bancorp Merger, and the RBB Merger, require certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained.

N.    NO CONTROL OF TFC OR THE BANK. Subject to any specific provisions of this Agreement, it is the intent of the parties that RBB Bancorp, the subsidiary it will form, RBB , or any affiliate of RBB, by reason of this Agreement shall not (until consummation of the TFC Merger) control, and shall not be deemed to control TFC or the Bank or any of their subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of TFC or the Bank or any of their subsidiaries;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

SECTION 1.01.    CERTAIN DEFINITIONS.

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Antitakeover Law” has the meaning set forth in Section 4.02(z).

“Appraisal Rights” means shares of TFC Common Stock held by a TFC shareholder with respect to which such shareholder in accordance with Section 262 of the DGCL perfects such shareholder’s right for an appraisal of the fair value of the shares due to the TFC Merger.

“Appraisal Rights Shares” shall have the meaning set forth in Section 3.01(c).

“Appraisal Rights Shareholder” means the holder of shares of TFC Common Stock who has Appraisal Rights.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank-ALLL” has the meaning set forth in Section 5.03(v).

“Bank-ALLL Adjustment Amount” means the amount, if any, of any loan loss provisions necessary to increase the BANK-ALLL at the Calculation Date to an amount which is equal to the Minimum BANK-ALLL set forth in Section 7.03(e) plus an additional amount provided by RBB to TFC and the Bank.

“Bank Articles” means the Articles of Incorporation of the Bank.

“Bank Bylaws” means the Bylaws of Bank, as amended.

“Bank Commercial Real Estate Loans” means disbursed and non-disbursed exposures secured by raw land, land development and construction (including 1-4 family residential construction), other land loans, 1-4 family residential properties for investment purposes, multi-family property, hotel/motel properties, and non-farm nonresidential property where the primary or a significant source of repayment is derived from rental income associated with the property (that is, loans for which 50 percent or more of the source of repayment comes from third party, non-affiliated, rental income) or the proceeds of the sale, refinancing, or permanent financing of the property. SBA loans secured by any of the above property types, loans to REITs and unsecured loans to developers would also be considered CRE loans.

“Bank Common Stock” means the common stock, no par value, of the Bank.

“Bank Loan Property” has the meaning set forth in Section 5.03(p).

“Bank Minimum Capital and Leverage Ratio” means Bank Tangible Book Value of a minimum of $55.0 million and a Tier 1 Leverage Capital Ratio of 13.25%.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. §5311 et seq.), as amended.

“Bank Tangible Book Value” means the stockholders’ equity of the Bank as determined in accordance with GAAP, less the sum of goodwill and other intangible assets.

“Benefit Plans” has the meaning set forth in Section 5.03(n).

“Brokered Deposits” means any deposit as defined as a brokered deposit under Section 29 of the Federal Deposit Insurance Act as implemented by FDIC regulation Section 337.6. Brokered Deposits does not include internet deposits or deposits from deposit originators.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Calculation Date” means the last day of the month preceding the Effective Date, unless RBB and Bank mutually agree to another day.

“California Secretary” means the California Secretary of State.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the Commissioner of Business Oversight.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Core Deposits” means the sum of demand deposits, NOW deposits, money market demand accounts and savings accounts at the Bank.

“Day” means Business Day unless otherwise indicated.

“DBO” means the California Department of Business Oversight.

“Deposit Insurance Fund” means the Deposit Insurance Fund maintained by the FDIC.

“Derivatives Contract” has the meaning set forth in Section 5.03(r).

“DGCL” means the Delaware General Corporations Law.

“Disclosure Schedules” has the meaning set forth in Section 5.01.

“Dissenters’ Set Aside” has the meaning set forth in Section 3.03(a).

“Dissenting Shares” means shares of TFC Common Stock held by a shareholder of TFC with respect to which such shareholder in accordance with Section 1300 et. seq. of the California Corporations Code perfects such shareholder’s right to dissent to the TFC Merger.

“Dissenting Shareholder” means any holder of Dissenting Shares.

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employment Agreements” has the meaning set forth in Section 6.10(d).

“Environmental Laws” has the meaning set forth in Section 5.03(p).

“Equal Credit Opportunity Act” means the Equal Credit Act (15 U.S.C. §1691 et seq.), as amended and any regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(n).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Computershare or such other entity as the parties may agree upon.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. §3601, et seq.), as amended and any regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FIS” means Fidelity Information Systems.

“Former TFC and Bank Employee(s)” has the meaning set forth in Section 6.10(b).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(p).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended and any regulations promulgated thereunder.

“Immigration Laws” has the meaning set forth in Section 5.03(k).

“Insurance Policies” has the meaning set forth in Section 5.03(u).

“IRS” means Internal Revenue Service.

“Knowledge” shall mean facts and other information which as of the date of this Agreement the chairman of the board, president, any executive vice president, the chief financial officer, or the chief credit officer (and any officer superior to any of the foregoing) of a party knows as a result of the performance of his or her duties, or that any such officer of a bank or bank holding company reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

“Laws” means any and all statutes, laws, ordinances, rules, regulation, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Material Adverse Effect” means, with respect to RBB, TFC or the Bank, any effect that (i) is or with the passage of time will be material and adverse to the financial position, results of operations, business or prospects of RBB, TFC or the Bank, as the case may be, (including but not limited to a material increase in past due and/or non-accrual loans since September 30, 2015 (ii) would materially impair the ability of any of RBB, TFC or the Bank to perform their obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the TFC Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, except to the extent such changes disproportionately affect RBB, TFC or the

Bank; and (d) any modifications or changes to valuation policies and practices in connection with the TFC Merger or restructuring charges taken in connection with the TFC Merger, in each case in accordance with GAAP. “Material Adverse Effect” also means, with respect to TFC and the Bank only, (a) the net amount of loans on non-accrual status increases by more than $1,000,000 from its level at September 30, 2015; (b) the net amount of loans past due 90 days or more increases by more than $2,000,000 from its level at September 30, 2015; (c) the net amount of non-performing assets (which includes OREO and loans on non-accrual status) increases by more than $1,000,000 from its level at September 30, 2015; (d) demand deposits and money market deposits decrease by more than $20.0 million from its aggregate level at September 30, 2015; (e) average daily Core Deposits for the 90 days preceding Closing shall not have declined more than 50% from the 90 day average daily Core Deposits as of September 30, 2015, (f) any Brokered Deposits, internet deposits or deposits from loan originators with a maturity longer than 180 days that have been acquired or renewed as of and after the date of this Agreement, (g) any increase in borrowings from the FHLB or other financial institution or entity outside the ordinary course of business as measured from September 30, 2015, and (h) amounts or ratios less than the amounts or ratios contained in the definitions of Bank Minimum Capital and Leverage Ratio, and the TFC Minimum Capital and Leverage Ratio, after reflecting all accruals required by GAAP, including Reductions (except for Item (vi) in the definition of Reductions) and Bank—ALLL Adjustment Amount, as of the Calculation Date.

“Merger Consideration” has the meaning set forth in Section 3.03(a).

“Minimum Bank-ALLL” has the meaning set forth in Section 7.03(e)

“National Labor Relations Act” means the National Labor Relations Act, as amended and any regulations promulgated thereunder.

“New Bank Plan” has the meaning set forth in Section 6.11(b).

“New RBB Plan” has the meaning set forth in Section 6.11(b).

“NLRB” has the meaning set forth in Section 5.03(k).

“Non-Solicitation and Confidentiality Agreements” has the meaning set forth in the recitals to this Agreement.

“Operating Loss” has the meaning set forth in Section 5.03(aa).

“Pension Plan” has the meaning set forth in Section 5.03(n).

“Per Share Merger Consideration” has the meaning set forth in Section 3.03(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Pre-Closing Adjustments” is defined in Section 6.17.

“Proxy Materials” means the proxy statement to be used in soliciting the approval of TFC’s stockholders at the Special Meeting.

“RBB” has the meaning set forth in the preamble to this Agreement.

“RBB Bancorp” has the meaning set forth in the preamble to this Agreement..

“RBB Bancorp Merger” has the meaning set forth in the recitals to this Agreement.

“RBB Bancorp Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“RBB Bancorp Common Stock” means the common stock of RBB Bancorp.

“RBB Bancorp and RBB Disclosure Schedule” has the meaning set forth in Section 5.01.

“RBB Merger” has the meaning set forth in the recitals to this Agreement.

“RBB Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“RBB Plan” has the meaning set forth in Section 6.10(c).

“Reductions” means the sum of (i) actual termination costs as estimated by FISERV and FIS, but not conversion costs, associated with the termination of the core processing contracts of FISERV and FIS, and any other vendor contract termination costs; (ii) any change in control and termination without cause payments, to the extent that they exceed $300,000, which are to be paid to Mr. Charles Fenton, Mr. Chris Chan, Ms. Li Chen Herman, Mr. Peter Lam and Mr. David Bicking under their employment agreements with the Bank; (iii) any retention bonuses such as the New Bank Plan in Section 6.11(b); (iv) any other severance or other similar payments, including those payments described in Section 6.10(d), other than change in control payments described in (ii) above; (v) directors’ and officers’ tail insurance premiums to the extent that such premiums exceed $50,000, including those insurance premium payments provided in Section 6.09, (vi) mark-to-market adjustments of $3,548,345 that shall be used only in connection with the calculation of the Merger Consideration contained in Section 3.03(a)(i) of this Agreement; (vii) the amount of the actual contractual lease costs for the City of Industry Branch less the amount for a short term lease, if the Bank does not enter into a short term lease for a term equal to or less than six (6) months, and (viii) transaction costs and other expenses determined in due diligence incurred or to be incurred in connection with the transaction contemplated by this Agreement, including but not limited to investment bankers’ fees and costs, success fees and costs, and legal expenses and costs.

“Regulatory Filings” has the meanings set forth in Sections 5.03(h) and 5.04(h).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Meeting” means the special meeting of TFC stockholders to be held to approve the TFC Merger, the RBB Merger and this Agreement.

“Subordinated Debentures” means the $5,000,000 subordinated debentures issued to TFC Statutory Trust I, a trust formed by TFC, pursuant to an Indenture dated December 28, 2006.

“Subsidiary” shall have the meaning given such term in the Recitals.

“Superior Proposal” has the meaning set forth in Section 6.06.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of RBB or the Bank, as applicable, by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of either RBB or the Bank, as applicable.

“Termination Date” has the meaning set forth in Section 8.01(d)

“Termination Fee” has the meaning set forth in Section 8.02(b).

“TFC Articles” means the Certificate of Incorporation of TFC.

“TFC” has the meaning set forth in the preamble to this Agreement

“TFC Bylaws” means the Bylaws of TFC, as amended.

“TFC and Bank Disclosure Schedule” has the meaning set forth in Section 5.01.

“TFC Closing Statement” shall have the meaning set forth in Section 3.03(c).

“TFC Common Stock” means the common stock, $0.005 par value, of TFC.

“TFC Merger” has the meaning set forth in the Recitals to this Agreement.

“TFC Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“TFC Minimum Capital and Leverage Ratio” means TFC Tangible Book Value of a minimum of $50.0 million and a Tier 1 Leverage Capital Ratio of 12.5%.

“TFC Tangible Book Value” means the stockholders’ equity of TFC as determined in accordance with GAAP, less the sum of goodwill and other intangible assets.

“USA Patriot Act” means the USA PATRIOT Act (Pub. L. No. 107-56) and any regulations promulgated thereunder.

“Vavrinek” means Vavrinek, Trine, Day & Co., LLP.

“WARN” has the meaning set forth in Section 5.03(k).

ARTICLE II

THE MERGERS

SECTION 2.01     THE MERGERS.

(a)    Subject to receipt of all necessary regulatory and shareholder approvals, TFC and RBB Bancorp agree that they will use their best efforts, with all necessary cooperation of the Bank, for Subsidiary to merge into TFC (the “TFC Merger”), and for shareholders of TFC to be entitled to the Merger Consideration, in accordance with Section 1100 et. seq. of the CGCL, and Section 252 of the DGCL at the Effective Time, with TFC as the Surviving Corporation (the “Surviving Corporation”). Following the TFC Merger and as soon as possible thereafter, subject to the terms and conditions of this Agreement, TFC and RBB Bancorp shall consummate the RBB Bancorp Merger pursuant to Section 1100 et. seq. of the CGCL and Section 252 of the DGCL with RBB Bancorp as the surviving corporation in accordance with the procedures specified in the CGCL and the DGCL. Following the RBB Bancorp Merger and as soon as possible thereafter, the Bank and RBB shall consummate the RBB Merger in accordance with the procedures specified in the CFC pursuant to CFC Section 4887. RBB will be the Surviving Bank (the “Surviving Bank”), it shall continue to exist as a California state-chartered banking corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the RBB Merger, and the separate corporate existence of Bank shall cease.

(b)    Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the TFC Merger shall become effective upon the Effective Time on the Effective Date as specified in the TFC Merger Agreement, and TFC shall be the Surviving Corporation, in accordance with Section 252 of the DGCL and Section 1100 et. seq. of the CGCL.

(c)    Articles of Incorporation and Bylaws.

(i)    The articles of incorporation and bylaws of the Surviving Corporation immediately after the TFC Merger shall be those of TFC as in effect immediately prior to the Effective Time.

(ii)     The articles of incorporation and bylaws of the RBB Bancorp immediately after the RBB Bancorp Merger shall be those of RBB Bancorp as in effect immediately prior to the Effective Time. The articles of incorporation and bylaws of the RBB immediately after the RBB Merger shall be those of RBB as in effect immediately prior to the Effective Time.

(d)    Directors and Officers of the Surviving Corporation and Surviving Bank.

(i)    The directors and officers of the Surviving Corporation immediately after the TFC Merger shall be the directors and officers of the Subsidiary immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(ii)    The directors and officers of RBB Bancorp immediately after the RBB Bancorp Merger shall be the directors and officers of RBB Bancorp immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(iii)    The directors and officers of RBB immediately after the RBB Merger shall be the directors and officers of RBB immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(e)    Effect of the TFC Merger.

(i)    At the Effective Time, the effect of the TFC Merger shall be as provided in the DGCL and the CGCL , including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TFC shall vest in the Surviving Corporation, all debts, liabilities, obligations, restrictions, disabilities and duties of the TFC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(ii)    After the Effective Time, the effect of the RBB Bancorp Merger shall be as provided in the CGCL and the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of TFC shall vest in RBB Bancorp, all debts, liabilities, obligations, restrictions, disabilities and duties of the TFC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the RBB Bancorp.

(iii)    After the Effective Time, the effect of the RBB Merger shall be as provided in the CFC, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of the Bank shall vest in RBB, all debts, liabilities, obligations, restrictions, disabilities and duties of the Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the RBB and the charter of the Bank as a commercial bank shall continue in the Surviving Bank.

(f)    Further Actions.

(i)     If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of TFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the TFC Merger, or (ii) otherwise carry out the purposes of this Agreement, TFC, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

(ii)    If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the RBB Merger, or (ii) otherwise carry out the purposes of this Agreement, the Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

SECTION 2.02    EFFECTIVE DATE AND EFFECTIVE TIME.

Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the TFC Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01 to be made (i) no later than the tenth Business Day after such satisfaction or waiver or (ii) such other date to which the parties may agree in writing. The TFC Merger provided for herein shall become effective upon such filing or filings and on such date as may be specified therein and in accordance with the DGCL and the CGCL. The date of such effectiveness is herein called the “Effective Date”. The “Effective Time” of the TFC Merger shall be the time as set forth in such filing, but in no event more than fifteen (15) days from the Effective Date.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

SECTION 3.01    EFFECT ON CAPITAL STOCK.

Subject to the other provisions of this Article III, at the Effective Time, by virtue of the TFC Merger and without any additional action on the part of the holders of shares of TFC Common Stock:

(a)    RBB Common Stock. Each share of RBB Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock and shall not be affected by the TFC Merger;

(b)    TFC Common Stock. Each share of TFC Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares entitled to Appraisal Rights, as defined herein) shall be cancelled and converted into the right to receive in cash the Per Share Merger Consideration, without interest, as provided in Section 3.03;

(c)    Dissenting Shares and Appraisal Rights Shares.

(i) Any shares of TFC Common Stock held by a Person who dissents from the TFC Merger in accordance with the provisions of Section 1300 et. seq. of the CGCL (“Dissenting Shares”) shall not be converted into cash hereunder unless and until such shares have lost their status as Dissenting Shares under 1300 et. seq. of the CGCL, at which time such shares shall be converted into cash pursuant to Section 3.03; notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Per Share Merger Consideration for any Dissenting Shares shall be paid over to RBB Bancorp by the Exchange Agent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.

(ii) Any shares of TFC Common Stock held by a Person who is entitled to Appraisal Rights in the TFC Merger in accordance with the provisions of Section 262 of the DGCL (“Appraisal Rights Shares”) shall not be converted into cash hereunder unless and until such shares have lost their status as Appraisal Rights Shares under 262 of the DGCL, at which time such shares shall be converted into cash pursuant to Section 3.03; notwithstanding any other provision of this Agreement, any Appraisal Rights Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Appraisal Rights Shares pursuant to applicable law. The Per Share Merger Consideration for any Appraisal Rights Shares shall be paid over to RBB by the Exchange Agent pending the determination as to the rights of any Appraisal Rights Shares to consideration under applicable laws.

(d)    Cancellation of Certain Shares. Any shares of TFC Common Stock held by RBB Bancorp (or any of its Subsidiaries) or by the Bank, other than those held in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no Per Share Merger Consideration shall be paid or issued in exchange therefore.

(e)    Subsidiary Stock. Each share of common stock of Subsidiary issued and outstanding immediately prior to the Effective Time owned by RBB Bancorp will be converted into and exchanged for one validly issued, fully paid share of Surviving Corporation’s common stock. Each stock certificate of Subsidiary evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the TFC’s common stock.

SECTION 3.02    RESERVATION OF RIGHT TO REVISE TRANSACTION.

RBB Bancorp and RBB may, at any time prior to the Effective Time of the TFC Merger (subject to any necessary regulatory approvals and including, to the extent permitted by applicable law, after TFC’s shareholders and/or RBB’s shareholder have approved the principal terms of this Agreement), change the method of effecting the TFC Merger, the RBB Bancorp Merger, or the RBB Merger (including, without limitation, the provisions of this Article III) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or form of consideration to be issued to the holders of TFC Common Stock as provided for in this Agreement, (b) impede or unreasonably delay consummation of the transactions contemplated by this Agreement, (c) otherwise be materially prejudicial to the interests of the shareholders of the TFC, or (d) extend the Termination Date.

SECTION 3.03     CONVERSION OF TFC COMMON STOCK.

(a)    The Process. At the Effective Time, the conversion of each outstanding share of TFC Common Stock shall proceed as follows:

(i)    The terms used herein shall have the following meanings:

“Dissenters’ Set Aside” shall mean the aggregate dollar amount in cash necessary to satisfy the claims in full of the Dissenting Shares in accordance with Section 1300 et. seq. of the CGCL and the Appraisal Rights Shares in accordance with Section 262 of the DGCL.

“Merger Consideration” shall be an amount in cash equal to the sum of (i) 1.60 times TFC Tangible Book Value as of October 31, 2015 for that amount of the TFC Tangible Book Value equal to 10% of the TFC’s tier-1 leveraged capital, but excluding loans secured by certificates of deposit from the calculation, as determined on the Calculation Date, (ii) one (1) times the remaining TFC Tangible Book Value as of October 31, 2015 on the remaining TFC Tangible Book Value, (iii) the Bank net income after October 31, 2015 to the Calculation Date, and (iv) one (1) times the amount that Bank ALLL is above $7,040,920, minus the Reductions and the Bank-ALLL Adjustment Amount, provided, however, that (x) if the TFC Tangible Book Value on the Calculation Date is less than the TFC Minimum Capital amount contained in the definition of TFC Minimum Capital and Leverage Ratio, then in lieu of terminating this Agreement pursuant to Section 8.01(h), RBB Bancorp, in its sole discretion, may elect to reduce the Merger Consideration by one dollar for each dollar that the TFC Tangible Book Value is less than the TFC Minimum Capital amount, and (y) if Bank Commercial Real Estate Loans as of the Calculation Date total in excess of Bank Commercial Real Estate Loans as of October 31, 2015, then RBB Bancorp, in its sole discretion, may elect that for every 1% that the total amount of Bank Commercial Real Estate Loans as of the Calculation Date are in excess of Bank Commercial Real Estate Loans as of October 31, 2015, the Bank shall increase its Bank-ALLL Adjustment Amount by one (1) basis point.

“Per Share Merger Consideration” shall be the amount of the Merger Consideration divided by the total number of shares of TFC Common Stock outstanding immediately prior to the Effective Time (including Dissenting Shares).

(ii)    At the Effective Time, each share of TFC Common Stock (except for Appraisal Rights shares or Dissenting Shares) shall, by virtue of the TFC Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive in cash the Per Share Merger Consideration and the holders of certificates formerly representing shares of TFC Common Stock shall cease to have any rights as TFC shareholders. Except as provided above, until such certificates are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(iii)    RBB Bancorp shall set aside from the Merger Consideration an amount of cash equal to the Dissenters’ Set Aside. RBB Bancorp shall deliver to the Exchange Agent the remaining cash.

(b)    Stock Transfer Books and Exchange. At the Effective Time, the stock transfer books of the TFC shall be closed as to holders of TFC Common Stock immediately prior to the Effective Time and no transfer of TFC Common Stock by any such holder shall thereafter be made or recognized on the stock transfer books of the TFC as the Surviving Corporation. If, after the Effective Time, certificates are properly presented in accordance with Article III of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for a check representing the amount of cash into which TFC Common Stock represented thereby was converted in the TFC Merger, plus any payment for a fractional share of TFC Common Stock.

(c)    Calculations. Within five (5) Business Days after the Calculation Date, TFC shall provide to RBB Bancorp (i) TFC’s unaudited financial statements as of the Calculation Date, (ii) a Certificate of the TFC’s chief financial officer as to the accuracy of such financial statements, and confirming that, except as set forth in the Certificate, TFC and the Bank are not aware that such financial statements require any material modifications in order to comply with GAAP or the terms of this Agreement, including regulatory guidelines and requirements with respect to loan and OREO classifications, appraisals and the adequacy of the Bank-ALLL as of such date, and (iii) any additional information requested by RBB Bancorp. Within five (5) Business Days after receipt by RBB Bancorp of the information described in the previous sentence, RBB Bancorp shall provide TFC with a calculation of the TFC Tangible Book Value, the Reductions and the components thereof, the Bank-ALLL Adjustment Amount and the components thereof, and the Merger Consideration (“TFC Closing Statement”). RBB Bancorp, RBB, TFC

and the Bank shall be allowed to completely review the financial statements and all elements of the TFC Closing Statement without any limitations, including such calculations with respect thereto, the supporting Certificate, and access to any and all supporting books, records, work papers, documents and personnel. All calculations pursuant to this Agreement shall be rounded to the nearest cent.

(d)    Dispute Resolution. TFC and the Bank shall have up to five (5) Business Days after receipt of the TFC Closing Statement to review the TFC Closing Statement as calculated by RBB Bancorp. If TFC and the Bank disagree with the TFC Closing Statement, TFC and the Bank shall notify RBB Bancorp in writing, and TFC and the Bank shall provide reasonable detail of the nature of each disputed item on the TFC Closing Statement, including all supporting documentation thereto. The parties shall first use commercially reasonable efforts to resolve such dispute between themselves and make such revisions to the TFC Closing Statement necessary to reflect such resolution. If the parties are unable to resolve any material dispute(s) that in the aggregate total the amount of $100,000 or more within forty-eight (48) hours, the parties shall submit the dispute to Vavrinek for a recommended resolution that is non-binding on the parties. The parties shall each pay one-half (1/2) of the fees and costs of Vavrinek, and the fees paid to Vavrinek by TFC or the Bank shall be deducted from the TFC Tangible Book Value. If the dispute cannot be resolved within forty-eight (48) hours after non material disputes cannot be resolved by the parties, or after receiving the recommendation on material disputes from Vavrinek, then either party may terminate the Agreement. The parties agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the TFC Closing Statement and in the conduct of the audits and review referred to in this Section 3.03(d) including, without limitation, making available books, records, work papers and personnel as shall be necessary to attempt to resolve the dispute.

SECTION 3.04     EXCHANGE PROCEDURES.

(a)    Exchange Agent. No later than the Effective Time, RBB Bancorp shall deposit with the Exchange Agent cash in an amount equal to the Merger Consideration (the “Exchange Fund”).

(b)    Exchange of Certificates and Cash. Each holder of a certificate formerly representing TFC Common Stock (other than Dissenting Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials, to the Exchange Agent shall, upon acceptance thereof, be entitled to cash into which the shares of TFC Common Stock shall have been converted pursuant hereto. The Exchange Agent shall accept such TFC certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with normal practices. TFC shall be afforded an opportunity to consent to the Exchange Agent agreement and the form of transmittal materials before they are mailed, which consents shall not be unreasonably withheld. Until surrendered as contemplated by this Section 3.04, each certificate representing TFC Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash upon such surrender. RBB Bancorp shall not be obligated to deliver the consideration to which any former holder of TFC Common Stock is entitled as a result of the TFC Merger until such holder surrenders a certificate or certificates representing such shares of TFC Common Stock for exchange as provided herein.

(c)    No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of TFC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)    TFC Common Stock. Until surrendered for exchange in accordance with the provisions of this Section 3.04, each certificate previously representing shares of TFC Common Stock (other than Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Merger Consideration, as set forth in this Agreement.

(e)    Withholding Rights. RBB Bancorp or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of TFC Common Stock such amounts as RBB Bancorp or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by RBB Bancorp or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of TFC Common Stock in respect of which such deduction and withholding was made by RBB Bancorp or the Exchange Agent.

(f)    Six Month Anniversary. At any time following the six-month anniversary of the Effective Time, RBB Bancorp shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not distributed to holders of shares of TFC Common Stock that was deposited with the Exchange Agent at the Effective Time (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by RBB Bancorp), and such holders shall be entitled to look only to RBB Bancorp (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, neither RBB Bancorp nor the Exchange Agent shall be liable to any holder of a TFC Stock Certificate entitled to receive the Merger Consideration (or dividends or distributions with respect thereto), or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(g)    Lost, Stolen or Destroyed Certificates. In the event any certificate of TFC Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate(s) of TFC Common Stock to be lost, stolen or destroyed, and if required by RBB Bancorp or the Exchange Agent, the posting by such Person of a bond in such sum as RBB Bancorp may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate(s) of TFC Common Stock, RBB Bancorp shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of TFC Common Stock represented by such lost, stolen or destroyed certificates of TFC Common Stock.

SECTION 3.05    DISSENTING SHARES AND APPRAISAL RIGHTS SHARES.

(a) Any Dissenting Shareholder that shall be entitled to be paid the value of such shareholder’s shares of TFC Common Stock as provided in Section 1300 et. seq. of the CGCL, and any Appraisal Rights Shareholder that shall be entitled to be paid the value of such shareholder’s shares of TFC Common Stock as provided in Section 262 of the DGCL, shall not be entitled to the Per Share Merger Consideration in respect thereof provided for under Section 3.03, unless and until such Dissenting Shareholder or Appraisal Rights Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the TFC Merger under Section 1300 et. seq. of the CGCL, or such Appraisal Rights Shareholder from the TFC Merger under Section 262 of the DGCL, and shall be entitled to receive only the payment provided for by CGCL Chapter 13 with respect to such Dissenting Shares or DGCL Section 262 with respect to the Appraisal Rights Shares.

(b) If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of TFC Common Stock of such Dissenting Shareholder shall be converted into the right to receive the Per Share Merger Consideration. If any Appraisal Rights Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of TFC Common Stock of such Appraisal Rights Shareholder shall be converted into the right to receive the Per Share Merger Consideration.

(c) TFC shall give RBB Bancorp prompt notice upon receipt by the Bank of any written demands by Dissenting Shareholders or Appraisal Rights Shareholders, withdrawal of such demands, and any other documents received or instruments served relating to Dissenting Shares or Appraisal Rights Shareholders and shall give RBB Bancorp the opportunity to direct all negotiations and proceedings with respect to such demands. The Bank shall not voluntarily make any payment with respect to any demands by Dissenting Shareholders or Appraisal Rights Shareholders and shall not, except with the prior written consent of RBB Bancorp, settle or offer to settle such demands. Each Dissenting Shareholder or Appraisal Rights Shareholder who becomes entitled to payment for his or her Dissenting Shares or Appraisal Rights Shareholder shall receive payment therefore from RBB Bancorp, and such Dissenting Shares or Appraisal Rights Shares shall be canceled.

ARTICLE IV

ACTIONS PENDING ACQUISITION

SECTION 4.01     CONDUCT OF TFC’S AND THE BANK’S BUSINESS PRIOR TO THE EFFECTIVE TIME.

Except as expressly provided in this Agreement, or with the prior written consent of RBB Bancorp and RBB, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, TFC and the Bank shall, (a) conduct their business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use their commercially reasonable efforts to maintain and preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of their officers and key employees;

(c) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them; (e) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as they may in good faith reasonably dispute; (f) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or applicable law or regulation, classified as “loss”, “impaired” or as directed by their regulators; (g) maintain the Bank-ALLL in accordance with GAAP and consistent with past practices and methodology, (h) properly accrue for all vacation days of TFC’s and the Bank’s employees; and (i) give notice to and consult with RBB Bancorp and RBB prior to hiring any employees or independent contractors; (j) give notice to and consult with RBB Bancorp and RBB before acquiring any security or investment for the Bank’s investment portfolio; and (k) substantially comply with and perform all material obligations and duties imposed upon them by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Authority applicable to their business.

SECTION 4.02     FORBEARANCES OF TFC AND THE BANK.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of RBB Bancorp and RBB, in their sole discretion, TFC and the Bank shall not:

(a)    Ordinary Course. Conduct the business of TFC and the Bank other than in the ordinary and usual course or fail to use their best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would materially adversely affect or delay the ability of TFC, the Bank, RBB Bancorp or RBB to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on TFC or the Bank.

(b)    Capital Stock. (i) Receive any new capital contribution other than upon the exercise of stock options exercisable into TFC Common Stock specified on the TFC and Bank Disclosure Schedule 4.02(b); (ii) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights other than the exercise of options specified on the TFC and Bank Disclosure Schedule 4.02(b), (iii) enter into any agreement with respect to the foregoing, or (iv) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)    Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)    Compensation; Employment Agreements; Etc. Enter into, amend, renew, or make any severance or change of control payments under, any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of TFC or the Bank or any of its subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual or other obligations existing as of the date hereof and set forth in TFC and Bank Disclosure Schedule 4.02(d), or (iii) for amendments specifically required or permitted under this Agreement.

(e)    Hiring and Terminations. Hire any person as an employee of TFC or Bank or promote any employee, except (i) to satisfy contractual or regulatory obligations existing as of the date hereof and set forth in the TFC and Bank Disclosure Schedule 4.02(e) and (ii) to fill any vacancies only in branch operations arising after the date hereof and whose employment is terminable at the will of the Bank, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of less than $25,000.

(f)    Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or specifically required under this Agreement (ii) to satisfy contractual obligations existing as of the date hereof and set forth in TFC and Bank Disclosure Schedule 4.02(f) or (iii) payments under any TFC or Bank profit sharing plan paid in accordance with TFC’s or Bank’s past practices), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any employee, officer, director, consultant or other service provider of TFC or Bank or take any action to accelerate the vesting or exercisability of any stock options, restricted stock or other compensation or benefits payable thereunder.

(g)    Dispositions. Except as set forth in TFC and Bank Disclosure Schedule 4.02(g), except as permitted by Section 4.02(a) and in accordance with Section 5.02, and except for nonaccrual loans and Bank Commercial Real Estate Loans that will allow the Bank to remain at or below the amount of Bank Commercial Real Estate Loans as of October 31, 2015, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties. TFC or Bank may not sell any loan without submitting a complete sale package information to the chief credit officer of RBB for review and comment, which comments shall be received within three (3) business days of receipt of the loan package.

(h)    Acquisitions. Acquire or enter into any new line of business (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to TFC, Bank or any of their Subsidiaries.

(i)    Capital Expenditures. Make any capital expenditures.

(j)    Governing Documents. Amend the TFC Articles, Bank Articles, TFC Bylaws or the Bank Bylaws or any other governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.

(l)    Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract, lease or agreement and which is not terminable at will or with 30 calendar days’ or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

(m)    Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which TFC, Bank or any of their Subsidiaries are or become a party after the date of this Agreement, which settlement, agreement or action involves payment by TFC or the Bank or any of their Subsidiaries and/or would impose any material restriction on the business of the Surviving Bank or create precedent for claims that are reasonably likely to be material to TFC, the Bank or any of their Subsidiaries.

(n)    Banking Operations. Enter into any new line of business; introduce any significant new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o)    Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p)     Derivatives Contracts. Enter into any Derivatives Contract.

(q)    Adverse Actions. Take any action which is intended or which is reasonably likely to result in, or omit to take any actions, the omission of which is intended to or reasonably likely to result in, (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation, (iv) a material and adverse delay in or impair consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, or (v) the transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r)    Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices in any material way with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or other risk.

(s)    Indebtedness. Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(t)    Loans.

(i)    Make any loan or other extension of credit, loan commitment or letter of credit, including any renewals, extensions and modifications, exceeding $1.0 million to any Person without first submitting complete loan package information to the chief credit officer of RBB for review and comment, which comments shall be received within three (3) Business Days of receipt of the loan package.

(ii)    Make any new loans to, or modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of the Bank without first submitting complete loan package information to the chief credit officer of RBB for review and comment, which comments shall be received within three (3) Business Days of receipt of the loan package.

(u)    Investments. (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of three months or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, TFC or the Bank may purchase investment securities if, within three (3) Business Days after the Bank first submits in writing (which shall describe in detail the investment securities to be purchased and the price thereof) complete information on such purchase to the chief financial officer of RBB for review and comment, with such comments shall be received by the Bank within three (3) Business Days of the receipt of the information, or RBB has not responded in writing to such request, or (iii) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices.

(v)    Taxes. (i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of TFC or the Bank, and of its Subsidiaries or their respective successors after the TFC Merger.

(w)    Participations. Except as provided in Section 4.02(g), make, acquire a participation in, reacquire an interest in a participation sold or sell any loan or lease unless it is in response to the recommendations of TFC’s or the Bank’s regulators; or renew, extend the maturity of, or alter any of the material terms of any such loan or lease for a period of greater than six months.

(x)    Real or Personal Property. Sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Authority, or any actions related to TFC or Bank-OREO other than the sale of TFC or Bank-OREO at a price at or above its then current book value, any asset disposition outside the ordinary course of business, or enter into a long term lease of the City of Industry branch.

(y)    Deposits. Incur deposit liabilities or increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, other than in the ordinary course of business consistent with past practices, including deposit pricing policies and otherwise consistent with general economic and competitive conditions in TFC’s and the Bank’s market area, which would not change the risk profile of TFC or the Bank based on its existing deposit and lending policies.

(z)     Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”) or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(aa)     Affiliate Transactions.    Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(bb)    Negative Provision. Make a negative provision to the Bank-ALLL.

(cc)    Commitments. Agree or commit to do any of the foregoing.

(dd)    The consent of RBB Bancorp to any action by TFC or the Bank that is not permitted by any of the preceding clauses (a) through (bb) shall be evidenced by a writing signed by the President or any Executive Vice President of RBB Bancorp.

(ee)    Notwithstanding that the Bank believes it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, TFC and the Bank recognizes that RBB Bancorp and RBB may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, TFC, the Bank, RBB Bancorp and RBB shall consult and cooperate with each other in order to formulate the plan of integration for the TFC Merger, including, among other things, with respect to conforming, based upon such consultation, TFC’s and the Bank’s loan, accrual and reserve policies to those policies of RBB Bancorp and RBB to the extent appropriate; provided however, except as specifically provided herein for adjustment of Bank Tangible Book Value, no such changes shall result in a change to the Merger Consideration.

SECTION 4.03    CONDUCT OF RBB BANCORP’S AND RBB’S BUSINESS PRIOR TO THE EFFECTIVE TIME.

Except as expressly provided in this Agreement, or with the prior written consent of TFC, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, RBB Bancorp or RBB shall, (a) conduct their business in the usual, regular and ordinary course, consistent with past practices and consistent with prudent banking practices; (b) use their commercially reasonable efforts to maintain and preserve intact their business organizations, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees; (c) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear; (d) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute; (f) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or applicable law or regulation, classified as “loss”, “impaired” or as directed by its regulators; (g) maintain its allowances for loan and lease losses; (h) form Subsidiary in connection with the transactions contemplated by this Agreement; and (i) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Authority applicable to its business.

SECTION 4.04     FORBEARANCES OF RBB BANCORP AND RBB.

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the TFC Bank, which consent shall not be unreasonably withheld, RBB Bancorp nor RBB will:

(a)    Ordinary Course. Take any action reasonably likely to have an adverse effect on RBB Bancorp’s or RBB’s ability to perform any of their material obligations under this Agreement.

(b)    Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation, (iv) a material and adverse delay in or impair consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(c)    Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01    DISCLOSURE SCHEDULES.

TFC and Bank shall deliver a schedule to RBB (the “TFC and Bank Disclosure Schedule”) and RBB Bancorp and RBB shall deliver a schedule to the Bank (the “RBB Bancorp and RBB Disclosure Schedule”), (collectively, the “Disclosure Schedules”) prior to the effective date of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, respectively, or to one or more of their respective covenants contained in Article VI.

SECTION 5.02    STANDARD.

No representation or warranty of TFC, Bank, RBB or RBB Bancorp contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

SECTION 5.03    REPRESENTATIONS AND WARRANTIES OF TFC AND BANK.

Subject to Sections 5.01 and 5.02 and except as set forth in the TFC and Bank Disclosure Schedule, TFC and the Bank hereby represents and warrants to RBB Bancorp and RBB:

(a)    Organization, Standing and Authority.

TFC is a Delaware corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is registered with the FRB as a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. TFC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. TFC has delivered to RBB Bancorp true and correct copies of its Certificate of Incorporation and Bylaws each as amended and as in effect as of the date hereof.

The Bank is a California state-chartered banking corporation, duly licensed by and in good standing with the California Secretary and the DBO and validly existing under the laws of the state of California, and its deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by law. The Bank is a member of the FRB. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. Bank has heretofore delivered to RBB Bancorp true, correct and complete copies of the Articles of Incorporation and Bylaws of the Bank each as amended and as in effect as of the date hereof.

(b)    TFC Capital Stock.

The authorized capital stock of TFC consists of 10,000,000 shares of common stock, $0.005 par value, of which 5,545,710 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 5,000,000 shares of preferred stock, $0.001 par value, none of which are outstanding. Except as provided in TFC and Bank Disclosure Schedule, no unissued shares of TFC Common Stock or any other securities of TFC are subject to any warrants, options, rights or commitments of any character, kind or nature and TFC is not obligated to issue or repurchase any shares of TFC Common Stock or any other security to or from any person except in accordance with the terms of the TFC Stock Option Plan and Agreements pursuant thereto. TFC and Bank Disclosure Schedule sets forth the name of each holder of a TFC Stock Option, the number of shares of TFC Common Stock covered by each such holder’s award, the date of grant of each such holder’s award, the exercise price per share, the vesting schedule for each such holder’s award, and the expiration date of each such holder’s award.

As of the date hereof, the only authorized capital stock of Bank consists of 25,000,000 shares of common stock, no par value per share, of which 4,060,000 shares are issued and outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 5,000,000 shares of preferred stock, no par value, none of which are outstanding. As of the date hereof, no shares of Bank Common Stock were held in treasury by the Bank or otherwise owned by the Bank. The Bank has no stock option plan, restricted stock or other equity incentive plan nor any stock option issued, granted, outstanding or exercisable except as provided in the TFC and Bank Disclosure Schedule 5.03(b). The outstanding shares of Bank Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no authorized shares of Bank Common Stock that are reserved for issuance except as provided in the TFC and Bank Disclosure Schedule 5.03(b). Except as disclosed in TFC and Bank Disclosure Schedule 5.03(b), Bank does not have any other Rights issued or outstanding with respect to Bank Common Stock and the Bank does not have any commitment to authorize, issue or sell any shares of Bank Common Stock.

(c)    Subsidiaries; Equity Investments.

(i)    Other than the Bank and TFC Statutory Trust I, TFC has no Subsidiaries. Bank has no subsidiaries.

(ii)    Neither TFC or the Bank owns beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, except as shown on TFC and Bank Disclosure Schedule 5.03(c).

(d)    Corporate Power. TFC and the Bank have the corporate power and authority to carry on their businesses as they are now being conducted and to own all their properties and assets; and TFC and the Bank have the corporate power and authority and have taken all corporate action necessary to execute, deliver and, subject to approval by the TFC Common Stock shareholders, perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)    Corporate Authority and Approvals. Subject to approval hereof by the TFC Common Stock shareholders, this Agreement has been authorized by all necessary corporate action of TFC and the Bank. Subject to receipt of the required approvals, consents or waivers of Governmental Authorities referred to in Section 5.03(g), this Agreement is a valid and binding agreement of TFC and the Bank enforceable against them in accordance with its terms, subject as to enforcement in bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, general equity principles and 12 U.S.C. 1818(b)(6)(D).

(i)    The affirmative vote or written consent of a majority of the outstanding shares of TFC Common Stock and Bank Common Stock are the only shareholder votes or consents required for approval of this Agreement and consummation of the TFC Merger and the RBB Merger and the other transactions contemplated hereby.

(ii)    TFC and Bank Disclosure Schedule 5.03(e)(ii) lists all directors and officers of TFC and the Bank, and identifies all of the Bank’s loans to and deposits from any director and/or officers and, to the Knowledge of TFC and the Bank, identifies all of the Bank’s loans to and deposits from affiliates or companies controlled by any director and/or officers.

(f)    Board Resolutions. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, TFC’s and the Bank’s boards of directors, by resolutions duly adopted at meetings duly called and held, have duly (i) determined that this Agreement, the TFC Merger and the RBB Merger are advisable and fair to and in the best interests of TFC and its shareholders, and the Bank and its shareholders, (ii) approved this Agreement, the TFC Merger and the RBB Merger and (iii) recommended that its shareholders approve this Agreement, the TFC Merger and the RBB Merger.

(g)    Regulatory Approvals; No Violations.

(i)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by TFC, the Bank or any Subsidiary of TFC in connection with the execution, delivery or performance by TFC and the Bank of this Agreement or to consummate the TFC Merger and the RBB Merger except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC, the DBO and any other Governmental Authority, as may be required, (B) filings with state securities authorities, and (C) the approval of this Agreement by the holders of at least a majority of the outstanding shares of TFC Common Stock and Bank Common Stock in accordance with Section 252 of the DGCL, Section 1100 et. seq. of the CGCL and Section 4825 of the CFC. As of the date hereof, TFC and the Bank are not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b), except as described on TFC and Bank Disclosure Schedule 5.03(g).

(ii)    Subject to receipt of the approvals referred to in Section 5.03(g)(i), and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by TFC and the Bank and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of TFC or the Bank, or to which TFC or the Bank or any of its respective properties is subject or bound and that would have a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the TFC Articles, the Bank Articles, or the TFC Bylaws, or the Bank Bylaws (or similar governing documents), (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, or (D) constitute a breach or violation of any non-competition agreement or other agreement that purports to limit in any respect either the type of business in which it (or, after giving effect to the TFC Merger, RBB Bancorp or its Subsidiaries) may engage or the manner or locations in which it may so engage in any business.

(h)    Financial Reports; Undisclosed Liabilities.

(i)    TFC and the Bank have previously delivered to RBB Bancorp true and complete copies of TFC’s and the Bank’s financial statements. The balance sheet of TFC and the Bank as of December 31, 2013 and 2014, and the related statements of operations, cash flow and changes in shareholders’ equity of TFC and the Bank for the two (2) years then ended, audited by Vavrinek, Trine, Day and Co., and the unaudited balance sheet of TFC and the Bank as of September 30, 2015, and the related unaudited statement of income of TFC and the Bank for the period then ended, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and such balance sheets and each balance sheet included therein (including the related notes and schedules thereto) fairly presents the financial position of TFC and the Bank as of its date, and each of the statements of earnings and changes in shareholders’ equity and cash flows or equivalent statements in such financial statements and the other financial statements included therein (including any related notes and schedules thereto) fairly present the financial position, results of operations and cash flows, as the case may be, of TFC and the Bank for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal period-end adjustments in the case of unaudited statements that will not be material in amount or effect. The books and records of TFC and the Bank have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(ii)    Except as disclosed in the TFC and Bank Disclosure Schedule 5.03(h), since December 31, 2014, TFC and the Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Authority (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FRB, the DBO and the FDIC, and any other Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii)    Since December 31, 2014, TFC or the Bank have not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement.

(iv)    Since December 31, 2014, (A) TFC and the Bank have conducted their businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to TFC or the Bank.

(i)    Litigation. Except as set forth on TFC and Bank Disclosure Schedule 5.03(i), no litigation, claim or other proceeding before any court or governmental agency is pending against TFC or the Bank, and to the Knowledge of TFC or the Bank, no such litigation, arbitration, claim or other proceeding has been threatened, and there are no facts which could reasonably give rise to such litigation, claim or other proceeding, which could have a Material Adverse Effect on TFC or the Bank.

(j)    Regulatory Matters. Except as set forth on TFC and Bank Disclosure Schedule 5.03(j):

(i)    Neither TFC nor the Bank is, directly or indirectly, party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority and has received no written communication from a Governmental Authority requesting that it enter into any of the foregoing. TFC and the Bank have paid all assessments made or imposed by any Governmental Authority.

(ii)    TFC or the Bank have not been advised by, nor do they have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)    Compliance With Laws. Except as set forth on the TFC and Bank Disclosure Schedule 5.03(k), 5.03(g) and 5.03(j), TFC and the Bank:

(i)    are in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, interagency policy statements, financial institution letters, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder, and the Bank’s most recent rating under the Community Reinvestment Act is at least “satisfactory”;

(ii)    have adopted such procedures and policies as are, in the reasonable judgment of management, necessary or appropriate or comply with the Bank Secrecy Act and Title III of the USA Patriot Act and, to the Knowledge of TFC and the Bank, are in such compliance;

(iii)    have all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any of them is threatened;

(iv)    have not received, since December 31, 2014, notification or communication from any Governmental Authority (A) asserting that TFC or the Bank are not in compliance with any of the statutes, regulations, ordinances, enforcement actions or agreements which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to TFC or the Bank’s Knowledge, do any grounds for any of the foregoing exist);

(v)    have not received notice that either TFC or the Bank is in default with respect to any order, writ, injunction or decree of any court, or in default under any orders, license regulation or demand of any Governmental Authority; and

(vi)     (i) are in compliance in all material respects with all applicable federal and California or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hour, and has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”); (ii) there is no unfair labor practice charge or complaint against TFC or the Bank pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or, to the Knowledge of TFC or the Bank, threatened against or involving TFC or the Bank; (iv) have no Knowledge that a representation question exists respecting the employees of TFC or the Bank; (v) have no Knowledge that a collective bargaining agreement is currently being negotiated by TFC or the Bank, and TFC or the Bank are not and have not been a party to a collective bargaining agreement; (vi) are not experiencing and have not experienced any material labor difficulty during the last three years; (vii) have no grievance or arbitration proceeding pending or to TFC’s or the Bank’s Knowledge currently threatened; (viii) do not have any Equal Employment Opportunity Commission or any other Governmental Authority charges or other claims of employment discrimination pending or, to TFC’s or the Bank’s Knowledge, currently threatened against TFC or the Bank; (ix) do not have any wage and hour claim or investigation pending before or by any Governmental Authority, and to their Knowledge no such claim or investigation has been threatened; (x) have not had any occupation health and safety claims against them; (xi) are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) have not had any “mass layoff” or “plant closing” as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. To the Knowledge of TFC and the Bank, TFC or the Bank have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to TFC’s and the Bank’s Knowledge, threatened. Except as set forth in the TFC and Bank Disclosure Schedule, there exists no employment, consulting, severance, indemnification agreement or deferred compensation agreement between TFC, the Bank and any director, officer or employee of TFC and the Bank or any agreement that would give any Person the right to receive payment from TFC or the Bank as a result of the TFC Merger.

(vii)    Have not been involved in, or have not had notice of or have no Knowledge of any fraudulent wire transmissions or any failure of TFC or the Bank to comply with all applicable laws regarding electronic banking including obtaining dual authentication where applicable.

(l)    Material Contracts; Defaults.

(i)    Except as set forth on the TFC and Bank Disclosure Schedule 5.03(1)(1), neither TFC nor the Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (a) that is a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K, (b) that provides for any person to provide investment banking, brokerage and/or placement agent services to TFC or the Bank (c) requires a payment over the life of the contract in excess of $25,000, (d) that requires a change of control or severance payment or (e) that materially restricts the conduct of business by TFC or the Bank. TFC or the Bank are not in default under any of the foregoing agreements, contracts, arrangements, commitments or understandings or any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their assets, business, or operations may be bound or affected, or under which they or their assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by TFC or the Bank is currently outstanding. TFC and the Bank Disclosure Statement 5.03(1)(i) also sets forth a true and complete list of all contracts, agreements, commitments, arrangements, leases, insurance policy or other instrument to which TFC or the Bank are a party. TFC and the Bank Disclosure Schedule 5.03(1)(i) sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which TFC or the Bank are parties as a result of the transaction contemplated hereby.

(ii)    Except as set forth on the TFC and Bank Disclosure Schedule 5.03(1)(ii), neither TFC nor the Bank is a party to any oral or written (A) consulting agreement not terminable without penalty on 30 days’ or less notice, (B) agreement with any executive officer or other key employee of TFC or the Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving TFC or the Bank of the nature contemplated by this Agreement, (C) agreement with respect to any employee of TFC or the Bank providing any term of employment or compensation guarantee, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (F) agreement containing covenants that limit the ability of TFC or the Bank to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, TFC or the Bank may carry on their business (other than as may be required by law or any Regulatory Authorities) or exclusive dealing contract that limits the ability of TFC or the Bank to contract with certain persons or to directly engage in certain activities, or (G) agreement which requires further payments over the remaining term of the contract in excess of $25,000.

(m)    No Brokers. Except as set forth on the TFC and Bank Disclosure Schedule 5.03(m), no action has been taken by TFC or the Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(n)    Employee Benefit Plans.

(i)    TFC and Bank Disclosure Schedule 5.2(n)(i) lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of TFC and the Bank and current or former directors or independent contractors of TFC and the Bank, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”). TFC and the Bank have previously made available to RBB true and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of an Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which TFC and the Bank are entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii)    Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and TFC and the Bank are not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither TFC nor the Bank has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to TFC’s and the Bank’s Knowledge, threatened litigation relating to the Benefit Plans. Neither TFC nor the Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)    No liability under Title IV of ERISA has been or is expected to be incurred by TFC or the Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with TFC or the Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither TFC nor the Bank has incurred, or expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)    All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither TFC nor the Bank has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)    Neither TFC nor the Bank has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. TFC and the Bank may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject TFC or the Bank to a material tax under Section 4980B of the Code.

(vi)    Except as set forth on the TFC and Bank Disclosure Schedule 5.03(n)(vi), neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any current or former employee, officer, director, consultant, independent contractor or other service provider of TFC or the Bank to severance pay or any other payment or benefit, or any increase in severance pay or any other payment or benefit upon any termination of employment or other relationship after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (E) result in any payment or portion of any payment that would not be deductible by TFC or the Bank under Section 162(m) of the Code when paid.

(vii)    All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. All contributions required to be made under the terms of any Benefit Plan have been timely made. All contributions to each Benefit Plan in respect of all current and prior plan years have been accrued in accordance with GAAP and are reflected in TFC’s or the Bank’s financial statements.

(viii)    No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix)    Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans. To the Knowledge of TFC and the Bank, no Benefit Plan that is subject to Section 409A of the Code fails to meet any requirement of Section 409A of the Code that would result in any Benefit Plan participant having liability for additional interest or the 20% addition to tax under such section of the Code.

(x)    Neither TFC nor the Bank has any obligation to provide any current or former employee, officer, director, consultant or other service provider any health, disability or life benefits beyond his or her retirement or other termination of service under any Benefit Plan, other than healthcare continuation coverage mandated by applicable law. Except as set forth on the TFC and Bank Disclosure Schedule 5.03(n)(x), TFC and the Bank have the right to prospectively modify and terminate benefits under the Benefit Plans with respect to both retired and active employees.

(xi)    Other than as set forth on the TFC and Bank Disclosure Schedule 5.03(n)(xi), there is no pending or, to the Knowledge of TFC and the Bank, threatened or planned (A) disciplinary action against, employment dispute, action, suit, arbitration, proceeding or other litigation involving, any current or former employees, including officers, of TFC or the Bank, or current or former directors, consultants and other service providers, or (B) action, suit, arbitration, proceeding or other litigation or right of action brought against or relating to the Benefit Plans.

(xii)    A full, accurate and complete list of shareholders of TFC Common Stock and the Bank Common Stock and any Preferred Stock, as of the date hereof including the full, complete and accurate name and address of each such shareholders, have been provided to RBB and will be updated promptly upon request by RBB.

(o)    Labor Matters.

(i)    Set forth on Section 5.02(o) of the TFC and Bank Disclosure Schedule is a true and complete list of the names, titles, annual salaries, other compensation and wage and hour exemption status of all employees of TFC and the Bank and a summary of all contracts or commitments by TFC and the Bank to increase the compensation or to modify the conditions or terms of employment of any of its or their employees.

(ii)    To the Knowledge of TFC and the Bank, all TFC and Bank employees are authorized to work in the United States of America and a Form I-9 has been properly completed and retained with regard to each such employee.

(iii)    There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of TFC or the Bank and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving TFC or the Bank and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to TFC or the Bank at any time within five (5) years of the date of this Agreement.

(iv)    Neither TFC nor the Bank is currently or at any time since January 1, 2012 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. TFC and the Bank are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to TFC or the Bank, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of TFC or the Bank, threatened against TFC or the Bank brought by any current or former employee or their eligible dependents or beneficiaries.

(v)    No Person has claimed, or to TFC’s and the Bank’s Knowledge has valid reason to claim, that any employee or former employee of TFC or the Bank: (x) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (y) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with employment with TFC or the Bank; or (z) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any law or enforceable agreement between such Person and the applicable employee.

(vi)    To TFC’s and the Bank’s Knowledge, no employee of TFC or the Bank is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that could reasonably be expected to (x) prohibit the performance by such Person of his/her duties for or on behalf of TFC or the Bank; or (y) adversely affect the ability of TFC or the Bank to conduct its or their primary business.

(vii)    No executive or group of employees has informed TFC or the Bank of his, her or their intent to terminate employment with TFC or the Bank.

(p)    Environmental Matters. (i) TFC and the Bank have complied at all times in all material respects with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by TFC or the Bank, or any property in which TFC or the Bank have held a security interest, Lien or a fiduciary or management role (“Bank Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that could reasonably be expected to result in a material liability to TFC or the Bank arising out of any Environmental Law as defined below; (iii) neither TFC nor the Bank could be deemed the owner or operator of any Bank Loan Property under any Environmental Law which such TFC or Bank Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither TFC nor the Bank is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither TFC nor the Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither TFC nor the Bank is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving TFC or the Bank, any currently or formerly owned or operated property, or any Bank Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against TFC or the Bank, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or materially adversely affect the value of any Bank Loan Property and (viii) TFC and the Bank have made available to RBB Bancorp copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to TFC and the Bank, and any currently or formerly owned or operated property or any Bank Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(q)    Tax Matters.

(i)    (A) All Tax Returns that are required to be filed on or before the Effective Date by or with respect to TFC and the Bank have been or shall be timely filed on or before the Effective Date, and all such Tax Returns are or shall be true and complete in all material respects.

(B)    All Taxes shown to be due on the Tax Returns referred to in clause (A) have been or shall be timely paid in full.

(C)    Neither TFC nor the Bank has received any notice of audit of any of the Tax Returns referred to in clause (A) from the IRS or the appropriate state, local or foreign taxing authority.

(D)    No issues have been raised by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (A).

(ii)    Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in TFC’s and the Bank’s financial statements, and are properly reflected in such financial statements.

(iii)    All estimated Taxes with respect to TFC and the Bank have been or shall be timely paid in full.

(iv)    No waivers of statutes of limitation have been given by or requested with respect to any of TFC and the Bank Taxes.

(v)    TFC or the Bank shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Date or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Date.

(vi)    There are no Liens on any of TFC’s or the Bank’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(vii)    Except for TFC, the Bank has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

(viii)    No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to TFC or the Bank, and no such agreement or ruling has been applied for and is currently pending.

(ix)    As a result of the TFC Merger or the RBB Merger, TFC or the Bank shall not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x)    Neither TFC nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(xi)    No audit or other administrative or court proceedings are pending with any Taxing authority with respect to any federal, state or local income or other material Taxes of TFC or the Bank, and no written notice thereof has been received by TFC or the Bank. No issue has been raised by any Taxing authority in writing in any presently pending Tax audit that could be material and adverse to TFC or the Bank for any period after the Effective Date. Neither TFC nor the Bank has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state or local income or other material Taxes.

(xii)    Neither TFC nor the Bank is currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to RBB Bancorp following the TFC Merger.

(xiii)    No written claim that could give rise to material Taxes has been made to TFC or the Bank within the previous six years by a Taxing authority in a jurisdiction were TFC or the Bank does not file Tax returns that TFC or the Bank are or may be subject to Taxation in that jurisdiction.

(xiv)    TFC and the Bank have made available to RBB Bancorp correct and complete copies of (A) all income and franchise Tax Returns of TFC and the Bank for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of TFC and the Bank.

(xv)    Neither TFC nor the Bank has entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

(xvi)    TFC and the Bank have complied with all applicable information reporting withholding requirements.

(xvii)    TFC and the Bank have complied with the requirements of applicable law with respect to abandoned and unclaimed property.

(xviii)    There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

(xix)     Neither TFC nor the Bank is subject to the personal holding company Tax in any years that are open to assessment for such Tax.

(xx)    Since December 31, 2013, TFC and the Bank have not amended any Tax Returns or entered into any settlement or compromise of any income tax liability of TFC or the Bank.

(xxi)    Neither TFC nor the Bank has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(r)    Risk Management Instruments. Neither TFC nor the Bank is a party to nor have they agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of TFC or the Bank, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. TFC and the Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to TFC’s and the Bank’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(s)    Books and Records. The books and records of TFC and the Bank, including the list of holders of TFC Common Stock, Preferred Stock and all stock awards, have been fully, properly and accurately maintained in all material respects. There are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position of TFC or the Bank as of the date hereof.

(t)    Loans; Nonperforming and Classified Assets.

(i)    Except as set forth on the TFC and Bank Disclosure Schedule 5.03(t), each loan on the books and records of TFC or the Bank was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of TFC or the Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)    TFC and the Bank have set forth on the TFC and Bank Disclosure Schedule 5.03(t) as of the latest practicable date prior to the date of this Agreement: (A) any loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of TFC or the Bank, in default of any other material provision thereof; (B) each loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by TFC or the Bank, or an applicable Governmental Authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each loan with any director or executive officer of TFC or the Bank or an Affiliate of TFC or the Bank.

(iii)    TFC or the Bank has set forth on the TFC and Bank Disclosure Schedule 5.03(t) a list and description of all loan participations entered into between TFC or the Bank and any third party which are reflected on the books and records of TFC or the Bank. A true and complete copy of each document relating to each loan participation has been delivered to RBB, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(u)    Insurance. TFC and Bank Disclosure Schedule 5.03(u) sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by TFC and the Bank (“Insurance Policies”). TFC and the Bank are insured with reputable insurers against such risks and in such amounts as the management of TFC and the Bank reasonably has determined to be prudent in accordance with industry practices against such risks as companies engaged in a similar business would customarily be insured. Insurance applications for policies that are currently in force are complete and accurate in all material respects. All the Insurance Policies are in full force and effect; TFC or the Bank are not in default thereunder; and to TFC’s and the Bank’s Knowledge, all claims thereunder have been filed in due and timely fashion.

(v)    Allowance For Loan and Lease Losses. The Bank’s Allowance for Loan and Lease Losses (“Bank-ALLL”) is, and shall be as of the Effective Date, in compliance with the Bank’s existing methodology for determining the adequacy of the Bank-ALLL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board, is and shall be adequate under all such standards, and shall not be less than the Bank-ALLL of $7,040,920 as of August 31, 2015.

(w)    Trust Business. Neither TFC nor the Bank has trust powers and neither engages in any trust business which requires trust powers.

(x)    Real Property.

(i)    All real property or premises owned by TFC and the Bank, including the Bank-OREO, are, and shall be as of the Effective Date, in compliance with standards established by applicable Governmental Authorities and the Financial Accounting Standards Board, and shall reflect current value less all costs of sale, maintenance and remedial work and other costs and expenses associated with the property. TFC and Bank Disclosure Schedule 5.03(x) contains a complete and correct list of (A) all real property or premises owned, including all Bank-OREO, on the date hereof, in whole or in part by TFC and the Bank and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by TFC or the Bank together with a list of all applicable leases and the name of the lessor. None of such premises or properties has been condemned or otherwise taken by any public authority and to TFC’s and the Bank’s Knowledge no condemnation or taking is threatened or contemplated, and to TFC and the Bank’s Knowledge none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. To TFC’s and the Bank’s Knowledge, none of the premises or properties of TFC or the Bank are subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by TFC or the Bank, as the case may be.

(ii)    Each of the leases referred to in the TFC and Bank Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to TFC or the Bank or is now pending, and to TFC’s and the Bank’s Knowledge there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto.

(y)    Title to Assets. TFC and Bank Disclosure Schedule 5.03(y) sets forth a summary of all items of personal property and equipment with a book value of $25,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by TFC or the Bank. TFC and the Bank have good and marketable title to all of TFC’s and the Bank’s properties and assets, free and clear of all Liens except: (a) as set forth in the financial statements of TFC and the Bank; (b) Liens for current taxes not yet due; (c) Liens incurred in the ordinary course of business, if any, that, to the Knowledge of TFC and the Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of TFC and the Bank; or (d) as set forth in TFC and Bank Disclosure Schedule 5.03(y)

(z)    Intellectual Property. TFC and the Bank own or possess valid and binding licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in their businesses; and TFC or the Bank have not received any notice of conflict with respect thereto that asserts a right of others. TFC and the Bank have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(aa)    Operating Losses. TFC and Bank Disclosure Schedule 5.03(aa) sets forth any Operating Loss which has occurred at TFC or the Bank during the period after December 31, 2014. To the Knowledge of TFC and the Bank, no action has been taken or omitted to be taken by an employee of TFC or the Bank that has resulted in the incurrence by TFC or the Bank of cumulative Operating Losses or that might reasonably be expected to result in cumulative Operating Losses after December 31, 2014, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. “Operating Loss” means any loss exceeding $25,000 resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

(bb)    Past Actions. To their Knowledge, neither TFC nor the Bank has extended or renewed any extension of credit in material violation of its applicable policies, applicable laws, regulations or administrative orders or interpretations. Since December 31, 2013, to TFC’s and the Bank’s Knowledge, there have not been any acts of dishonesty, self-dealing or any breach of any statutory, contractual or fiduciary duties, or duty of loyalty on the part of any of the directors, or officers of TFC or the Bank in connection with their duties and responsibilities at TFC and the Bank, respectively.

(cc)    Fairness Opinion. TFC and the Bank have received the written opinion of Sanli, Pastore and Hill to the effect that as of the date hereof the Merger Consideration is fair to the shareholders of TFC and the Bank from a financial point of view, a copy of which opinion has been delivered to RBB Bancorp, and Sanli, Pastore and Hill has consented to the inclusion of the written opinion in the Proxy Materials.

(dd)    Non-Reliance. TFC and the Bank acknowledge and agree that in entering into this Agreement, they have not relied and are not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by RBB Bancorp or any Person acting on RBB Bancorp’s behalf), other than those expressly set forth in this Agreement and the RBB Bancorp and RBB Disclosure Schedule.

(ee)    Accurate Disclosure.

(i) None of the information supplied or to be supplied by TFC or the Bank for inclusion in the Proxy Materials, or incorporated by reference therein, or any other document to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, in the case of the Proxy Materials (or incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Registration Statement and Proxy Materials or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of TFC, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Special Meeting.

(ii) TFC and the Bank agree that through the Effective Time of the TFC Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Governmental Authority will comply in all material respects with all of the applicable Rules enforced or promulgated by the Governmental Authority with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of TFC or the Bank will fairly present the financial position of TFC or the Bank and will be prepared in accordance with GAAP consistently applied during the periods involved.

(ff)    Due Diligence. Prior to execution of this Agreement, TFC and the Bank have provided RBB Bancorp with all material information regarding TFC and the Bank requested in RBB Bancorp’s various due diligence requests and as requested by RBB Bancorp.

SECTION 5.04    REPRESENTATIONS AND WARRANTIES OF RBB BANCORP AND RBB.

Subject to Sections 5.01 and Section 5.02, RBB Bancorp and RBB hereby represent and warrant to TFC and the Bank as follows:

(a)    Organization, Standing and Authority of RBB Bancorp and RBB. RBB Bancorp is a California corporation duly organized and validly existing in good standing under the laws of the state of California, is registered with the FRB as a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. RBB Bancorp has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. RBB Bancorp has delivered to TFC true and correct copies of its Certificate of Incorporation and Bylaws each as amended and as in effect as of the date hereof.

RBB is a California state-chartered banking corporation, duly licensed by and in good standing with the DBO, and its deposits are insured by FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by law. RBB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary.

(b)    Following its formation, Subsidiary will be a corporation duly organized and validly existing and in good standing under the laws of the State of California.

(c)    Subsidiaries. Except as set forth in the RBB Bancorp and RBB Disclosure Schedule 5.04(c), RBB Bancorp has one Subsidiary, RBB.

(d)    Corporate Power. RBB Bancorp and RBB have the corporate power and authority to carry on their businesses as they are now being conducted and to own all their properties and assets; RBB Bancorp and RBB have the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)    Corporate Authority.

(i)    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the boards of directors of RBB Bancorp and RBB. This Agreement has been duly executed and delivered by RBB Bancorp and RBB, and this Agreement is a valid and legally binding agreement of RBB Bancorp and RBB enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii)     Immediately prior to the Effective Time, Subsidiary will have full corporate power and authority to execute and deliver the TFC Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. Immediately prior to the Effective Time, the execution and delivery of the TFC Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Subsidiary and by RBB Bancorp as the sole stockholder of Subsidiary. Immediately prior to the Effective Time, all corporate proceedings on the part of Subsidiary necessary to approve the TFC Merger Agreement and to consummate the transactions contemplated thereby will have been taken. The TFC Merger Agreement, upon execution and delivery by Subsidiary, will be duly and validly executed and delivered by Subsidiary and will (assuming due authorization, execution and delivery by the TFC) constitute a valid and binding obligation of Subsidiary in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(f)    Board Resolutions. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, RBB Bancorp’s and RBB’s boards of directors, by resolutions duly adopted at meetings duly called and held, have (i) determined that this Agreement the TFC Merger and the RBB Merger are advisable and fair to and in the best interests of RBB Bancorp and its shareholders, (ii) approved this Agreement, the TFC Merger, the RBB Bancorp Merger and the RBB Merger, and (iii) recommended that its shareholder approve the principal terms of this Agreement.

(g)    Regulatory Approvals; No Violations.

(i)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by RBB Bancorp in connection with the execution, delivery or performance by RBB Bancorp of this Agreement or to consummate the TFC Merger except for (A) filings of applications or notices with and approvals or waivers by the FRB, the California Secretary and the DBO, as may be required, (B) filings with the FDIC and state securities authorities, as may be required, and (C) the filing of the executed Bank Merger Agreement with the California Secretary. As of the date hereof, RBB Bancorp is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by RBB Bancorp or the TFC Merger Agreement by Subsidiary and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of RBB Bancorp or Subsidiary, or to which RBB Bancorp or its properties are subject or bound, or Subsidiary will become bound, (B) constitute a breach or violation of, or a default under, the RBB Bancorp or Subsidiary Articles of Incorporation or RBB Bancorp or Subsidiary Bylaws (or similar governing documents) or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h)    Financial Reports; Material Adverse Effect.

(i)     RBB Bancorp has previously delivered to TFC and the Bank true and complete copies of RBB Bancorp’s financial statements. The balance sheet of RBB Bancorp as of December 31, 2013 and 2014, and the related statements of operations, cash flow and changes in shareholders’ equity of RBB Bancorp for the two (2) years then ended, audited by Vavrinek, Trine, Day and Co., and the unaudited balance sheet of RBB Bancorp as of September 30, 2015, and the related unaudited statement of income of RBB Bancorp for the period then ended, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and such balance sheet and each balance sheet included therein (including the related notes and schedules thereto) fairly presents the financial position of RBB Bancorp as of its date, and each of the statements of earnings and changes in shareholders’ equity and cash flows or equivalent statements in such financial statements and the other financial statements included therein (including any related notes and schedules thereto) fairly present the financial position, results of operations and cash flows, as the case may be, of RBB Bancorp for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal period-end adjustments in the case of unaudited statements that will not be material in amount or effect. The books and records of RBB Bancorp have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(ii)    Since December 31, 2014, RBB Bancorp and RBB have timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FRB, the FDIC, the DBO, and any other Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii)    Since December 31, 2014, RBB Bancorp or RBB have not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement.

(iv)    Since December 31, 2014, (A) RBB Bancorp and RBB have conducted their businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to RBB Bancorp or RBB.

(i)    Litigation. Except as set forth on RBB Bancorp and RBB Disclosure Schedule 5.04(i), neither RBB Bancorp nor RBB is involved in any material litigation, claim or other proceeding before any court or governmental agency, and to RBB Bancorp’s and RBB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there are no facts which could reasonably be expected to give rise to any such litigation, claim or proceeding, which could have a Material Adverse Effect on RBB Bancorp or RBB.

(j)    Regulatory Matters. Except as set forth on RBB Bancorp and RBB Disclosure Schedule 5.04(j):

(i)    Neither RBB Bancorp nor RBB are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority, and has not received any written communication from a Governmental Authority requesting it enter into any of the foregoing. RBB Bancorp and RBB have paid all assessments made or imposed by any Governmental Authority.

(ii)    RBB Bancorp or RBB have not been advised by, nor do they have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k)    Labor Matters.

(i)    There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of RBB Bancorp or RBB and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving RBB Bancorp or RBB and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to RBB Bancorp or RBB at any time within five (5) years of the date of this Agreement.

(ii)    Neither RBB Bancorp or RBB is not currently or at any time since January 1, 2012 has not been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. RBB Bancorp and RBB are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has engaged in any unfair labor practices or similar prohibited practices. Except as set forth on the RBB Bancorp and RBB Disclosure Schedule 5.04(k)(ii), there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of RBB Bancorp or RBB, threatened against RBB Bancorp or RBB brought by any current or former employee or their eligible dependents or beneficiaries.

(iii)    No Person has claimed, or to RBB Bancorp’s and RBB’s Knowledge has valid reason to claim, that any employee or former employee of RBB Bancorp or RBB: (x) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (y) has disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with employment with RBB Bancorp or RBB; or (z) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any law or enforceable agreement between such Person and the applicable employee.

(iv)    To RBB Bancorp’s and RBB’s Knowledge, no employee of RBB Bancorp or RBB is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that could reasonably be expected to (x) prohibit the performance by such Person of his/her duties for or on behalf of RBB Bancorp or RBB; or (y) adversely affect the ability of RBB Bancorp or RBB to conduct its or their primary business.

(v)    No executive or group of employees has informed RBB Bancorp or RBB of his, her or their intent to terminate employment with RBB Bancorp or RBB.

(l)    RBB Bancorp Information. The information relating to RBB Bancorp and RBB provided by RBB Bancorp and RBB herein or to be provided by RBB Bancorp and RBB and to be included by TFC and the Bank in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(m)     Financing. As of the Effective Time, RBB Bancorp will have sufficient liquid assets available to deposit sufficient cash with the Exchange Agent to allow payments of the Merger Consideration, and RBB Bancorp will have sufficient capital levels in order to complete the TFC Merger.

ARTICLE VI

COVENANTS

SECTION 6.01    REASONABLE BEST EFFORTS.

Subject to the terms and conditions of this Agreement, each of RBB Bancorp, RBB, TFC and the Bank agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the TFC Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated in this Agreement, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

SECTION 6.02    SHAREHOLDERS’ APPROVALS.

(a)    RBB Bancorp and RBB shall cooperate with TFC and the Bank in the preparation of the Proxy Materials by TFC to be utilized in connection with securing TFC shareholders’ approval of the TFC Merger. TFC shall (i) duly call, give notice of, convene, and hold a Special Meeting of its shareholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the transactions contemplated hereby; and (ii) subject to Section 6.06, its board of directors shall recommend to the shareholders approval of such matters. Anything to the contrary contained herein notwithstanding, TFC’s Proxy Materials shall not include any information with respect to either party or their affiliates or associates, the form and content of which information shall not have been approved by both TFC and RBB Bancorp prior to such inclusion. TFC and the Bank represent and covenant that the Proxy Materials and any amendment or supplement thereto, at the dates of mailing to shareholders of TFC and the date of the Special Meeting to be held in connection with the Agreement, the TFC Merger will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that TFC and the Bank make no representations or covenants with respect to information provided to it in writing by RBB Bancorp specifically for inclusion in the Proxy Materials and RBB Bancorp hereby represents that any such information so provided by it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Certain TFC shareholders have executed the Shareholder Agreement attached hereto as Exhibit A providing that they shall vote all TFC Common Stock in which they have a beneficial interest in favor of the Agreement, the TFC Merger and the other transactions contemplated in this Agreement.

SECTION 6.03     PRESS RELEASES.

RBB Bancorp, RBB, TFC and the Bank shall consult with each other before issuing any press release with respect to the TFC Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. RBB Bancorp, RBB, TFC and the Bank shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

SECTION 6.04     ACCESS; INFORMATION.

TFC and the Bank agree that upon reasonable notice from RBB Bancorp and subject to applicable laws relating to the exchange of information, TFC and the Bank shall afford RBB Bancorp, RBB, and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as RBB Bancorp or RBB may reasonably request and, during such period, TFC and the Bank shall furnish promptly to RBB Bancorp and RBB all information concerning their businesses, properties and personnel as RBB Bancorp or RBB may reasonably request. TFC and the Bank further agree that until the Effective Time, TFC and the Bank shall provide the following reports to RBB Bancorp and RBB on a monthly basis: (i) past due loans, (ii) loan risk grade changes, (iii) new and renewed loans, (iv) loan trial balance by risk code, (v) monthly OREO report; (vi) monthly non-accrual loan report; (vii) any problem loan reports; (viii) any internal or external audit reports; (ix) detailed general ledger balance sheet and income statement, (x) monthly ALCO packages and (xi) monthly board packages.

TFC and the Bank shall provide RBB Bancorp and RBB sufficient information to commence the mapping of products and system parameters as soon as possible after the execution of this Agreement. TFC and the Bank shall assist RBB Bancorp with the integration of operations that is expected to begin shortly after this Agreement is executed.

SECTION 6.05     CONFIDENTIAL INFORMATION.

Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant hereto (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant hereto (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party (except if obtained on a confidential basis), (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, (A) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same; (B) TFC or the Bank shall not, on the one hand, nor shall RBB Bancorp or RBB, on the other hand, and each of the parties shall cause its respective representatives not to, use any confidential information to solicit customers of the other party; and (C) TFC or the Bank shall not, on the one hand, nor shall RBB Bancorp or RBB, on the other hand, and each of the parties shall cause its respective representatives not to use any confidential information to solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party, provided, however, that neither party will be barred from retaining the services, in any capacity, of any current employee of the other party in the event such employee approaches such party with the intent of securing employment with such party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

SECTION 6.06    ACQUISITION PROPOSALS.

TFC and the Bank agree that they, the directors and executive officers, shall not, and that TFC and the Bank shall direct and use their reasonable best efforts to cause all other officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving TFC or the Bank, or any purchase of all or substantially all of the assets of TFC or the Bank, or more than 10% of the outstanding equity securities of TFC or the Bank (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). TFC or the Bank further agree that they shall not, and that they shall direct and use their reasonable best efforts to cause their directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent TFC and the Bank, or the TFC Board or the Bank Board, from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the TFC Board or the Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of TFC, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the TFC Board or the Bank Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the TFC Board or the Bank Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to TFC’s shareholders from a financial point of view than the TFC Merger. An Acquisition Proposal which is received and considered by TFC or the Bank in compliance with this Section 6.06 and which meets the requirements set forth in (i) and (ii) above of the preceding sentence is herein referred to as a “Superior Proposal.” TFC and the Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. TFC and the Bank agree that they will take the necessary steps to promptly inform the individuals referred to in the foregoing sentence of the obligations undertaken in this Section 6.06. TFC and the Bank agree that they will notify RBB Bancorp and RBB promptly, but in no event later than the second succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer.

SECTION 6.07    CERTAIN POLICIES.

Subject to the objection of any Governmental Authorities, after the approval of the Agreement, the TFC Merger by the TFC shareholders, and RBB Bancorp as the sole shareholder of Subsidiary and the receipt of approvals of any applications requested by Governmental Authorities and upon RBB Bancorp’s request, prior to the Effective Date, (i) TFC and the Bank shall, consistent with GAAP, the rules and regulations of the FRB, DBO or FDIC (as applicable) and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of RBB Bancorp and RBB, (ii) all TFC and the Bank employees will be paid their accrued vacation on TFC’s and the Bank’s last payroll, and (iii) TFC and the Bank shall record all merger-related expenses; provided, however, that no accrual or reserve made by TFC or the Bank related to the Bank ALLL pursuant to this Section 6.07 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, provided, however, except as otherwise provided herein, no such changes shall result in a change to the Merger Consideration The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of TFC or the Bank, or their management, with any such adjustments.

SECTION 6.08    REGULATORY APPLICATIONS.

(a)    Each of RBB Bancorp, RBB, TFC and the Bank shall cooperate and use their respective reasonable best efforts to prepare and file, or cause to be filed, all documentation, to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the TFC Merger, the RBB Bancorp Merger, the RBB Merger, or any of the other transactions contemplated by this Agreement; and any initial filings with Governmental Authorities shall be made by RBB Bancorp or RBB as soon as reasonably practicable after the execution hereof, but in no event later than forty-five (45) days after the date of this Agreement. Each of RBB Bancorp, RBB, TFC and the Bank shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party and/or any Governmental Authority in connection with the TFC Merger, the RBB Bancorp Merger, the RBB Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by RBB, TFC or the Bank, as the case may be, from any third party and/or Governmental Authority with respect to the TFC Merger, the RBB Bancorp Merger, the RBB Merger and the other transactions contemplated by this Agreement).

(b)    Each party agrees, upon request, to furnish the other parties with all information known to it (which Knowledge shall be deemed to include Knowledge which could be acquired after reasonable due inquiry) concerning itself, its Subsidiaries, directors, advisory directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

SECTION 6.09    INSURANCE

TFC and the Bank shall obtain prior to the Effective Time liability insurance for $10 million which shall provide for a period of five (5) years from the Effective Time, that portion of director’s and officer’s liability insurance, with RBB named as an insured, that serves to reimburse the present and former officers and directors of TFC and the Bank (as opposed to the portion that serves to reimburse TFC or the Bank) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by TFC and the Bank; further provided, however, that officers and directors of TFC or the Bank may be required to make application and provide customary representations and warranties to TFC’s and the Bank’s insurance carrier for the purpose of obtaining such insurance, and further provided that RBB may, in RBB’s sole discretion, obtain such coverage prior to the Effective Time if TFC or the Bank shall advise RBB that they cannot obtain such coverage. In addition, TFC and Bank directors will be required as a condition to closing to represent and warrant to RBB that at such time they have no knowledge, personal or otherwise, of a proceeding or pendency of a proceeding, or that a proceeding is contemplated or expected, which would result in a claim against TFC or the Bank.

SECTION 6.10    BENEFIT PLANS.

(a)    Prior to the Effective Time, TFC and the Bank shall take all action necessary to terminate any and all equity incentive plans TFC or the Bank maintain. In addition, all TFC options that have not been exercised will be terminated by TFC without liability to RBB, TFC or the Bank. Further, all indemnification agreements will be amended to comply with Supervisory Letter SR 02-17.

(b)    RBB will determine its exact staffing needs after this Agreement is executed. RBB agrees that after all officers and employees have resigned or been terminated pursuant to Section 6.24, as of and following the Effective Time, the former officers and employees of TFC and the Bank as of the Effective Time who are then rehired by RBB in its sole discretion after the Effective Time or who are offered and who accept employment with RBB (collectively, the “Former TFC and Bank Employee(s)”) shall be eligible to participate in RBB’s employee benefit plans in which the similarly situated employees of RBB participate, to the same extent as such similarly situated employees of RBB participate, subject to the terms and conditions of RBB’s applicable plans. Notwithstanding anything in this Agreement to the contrary, no Former TFC Employee or Former Bank Employee shall be entitled to receive any options or rights to purchase or otherwise receive any shares of RBB Common Stock pursuant to the RBB Benefit Plans or RBB Plan (as defined below) by reason of, as a result of or arising out of or in connection with this Merger or the transaction contemplated thereby.

(c)    Except for the RBB 401(k) Plan, for which service with TFC or the Bank shall be treated as service with RBB for up to a two (2) year maximum for the purpose of eligibility to participate, vesting and benefits therein,, and except for vacation accruals which have been fully accrued by TFC or the Bank and which shall be paid to TFC or Bank employees by TFC or the Bank, as appropriate, at or prior to close, with respect to each other employee benefit plan, program, policy or arrangement maintained by RBB for the benefit of current employees of RBB (each such plan, program, policy or arrangement, a “RBB Plan”), for purposes of determining eligibility to participate, vesting and benefits, service with TFC or the Bank shall not be treated as service with RBB. To the extent permitted by any insurer of a RBB Plan, RBB shall cause such RBB Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous Benefit Plan immediately prior to the Effective Time and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former TFC Employee or Former Bank Employee on or after the Effective Time to the extent such Former TFC Employee or Former Bank Employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time and shall cause such RBB Plan to give each Former TFC Employee or Former Bank Employee credit for amounts paid under any analogous Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the RBB Plan; provided, however, if any Former TFC Employee or Former Bank Employee is denied or delayed coverage RBB shall pay for such Former TFC Employee’s or Former Bank Employee’s COBRA coverage.

(d)    Prior to the Effective Time, TFC and the Bank shall fully satisfy and pay on the last day prior to the Effective Time any and all obligations arising out of or under the employment agreements and in the amounts set forth next to each such agreement and employee listed on TFC and Bank Disclosure Schedule 6.10(d) (“Employment Agreements”) to employees of TFC or the Bank and terminate all such Employee Agreements. TFC and the Bank shall also take all reasonable steps to assure that all executive officers and other employees, as identified by RBB, remain in place at TFC or the Bank until the Effective Time. The TFC Board, the Bank Board, TFC and the Bank executive management, officers and employees shall resign or be terminated by TFC or the Bank as of the Effective Time, and employees being retained will be rehired by RBB.

SECTION 6.11    FUTURE EMPLOYMENT.

(a)    RBB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are officers and employees of TFC or the Bank immediately before the Effective Time. TFC and the Bank will provide RBB with information regarding such persons’ current employment arrangements with TFC or the Bank and will otherwise assist RBB in making such offers.

(b)    Within sixty (60) days after the date of this Agreement, TFC and the Bank shall establish an employee severance and retention plan (“New Bank Plan”) that is acceptable to RBB for all TFC and Bank employees who are not rehired by RBB, or who do not accept employment with RBB, for payments to be made at the Effective Time of the TFC Merger by TFC or the Bank. In lieu of any other agreement, RBB intends to pay a retention bonus equal to one month’s salary to all non-executive officer staff who will be terminated if such non-executive officer staff remain with TFC or the Bank until the Effective Time and then are rehired by RBB following the Effective Time, with a termination date to be determined by RBB (“New RBB Plan”). Such payments by RBB under the RBB Plan are not expenses of TFC and the Bank and not included in the calculation of Reductions. The New Bank Plan shall replace and be in lieu of any existing employee severance and retention policies of TFC and the Bank. All severance payments under the New Bank Plan shall provide for the execution of a severance agreement satisfactory to RBB as a condition to receipt of payments, which shall provide for (i) release of claims, (ii) confidentiality of information, and (iii) no solicitation of RBB customers or employees for a period of one year after the Effective Time. All retention bonus payments shall under the New Bank Plan provide for the execution of a retention receipt agreement satisfactory to RBB as a condition to receipt of payments, which shall provide for (x) release of claims, (y) confidentiality of information, and (z) no solicitation of the Surviving Bank’s customers or employees after the Effective Time.

SECTION 6.12    NOTIFICATION OF CERTAIN MATTERS.

Each of TFC, the Bank and RBB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

SECTION 6.13    HUMAN RESOURCES ISSUES.

TFC and the Bank agree to cooperate with RBB with respect to any formal meetings or interviews with one or more employees called or arranged by TFC or the Bank and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with RBB given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow RBB a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

SECTION 6.14    THIRD-PARTY AGREEMENTS.

(a)    TFC or the Bank shall (i) obtain any required material consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the execution of this Agreement, and (ii) obtain the cooperation of such third parties in a smooth transition in accordance with RBB’s timetable at or after the Effective Time. TFC and the Bank shall cooperate with RBB in minimizing the extent to which any contracts will continue in effect following the Effective Time, in addition to complying with the prohibition of Section 4.02 hereof.

(b)    Without limiting Section 6.14(a), TFC and the Bank shall use all reasonable efforts to provide data processing and other processing support to assist RBB in performing all tasks reasonably required to result in a successful conversion of TFC and the Bank data and other files and records to RBB’s production environment at such time as RBB requests prior to or at the Effective Time. Among other things, TFC and the Bank shall:

(i)    cooperate with RBB to establish a mutually agreeable project plan to effectuate the conversion;

(ii)    use its commercially reasonable efforts to have TFC’s and the Bank’s outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

(iii)    provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by RBB for use in planning the conversion, as soon as reasonably practicable;

(iv)    provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

(v)    to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by RBB.

(vi)    RBB agrees that all actions taken pursuant to this Section 6.14 shall be taken in a manner intended to minimize disruption to the customary business activities of TFC and the Bank.

SECTION 6.15    TAX TREATMENT OF THE TFC MERGER.

The parties intend the Agreement to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each party will both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; and (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify.

SECTION 6.16    NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT.

TFC and the Bank have delivered to RBB Bancorp and RBB Non-Solicitation and Confidentiality Agreements, substantially in the form of Exhibit B hereto, executed by each of the Persons identified on Exhibit B-1 hereto.

SECTION 6.17    PRE-CLOSING ADJUSTMENTS.

At or immediately before the Effective Time, as determined by TFC, the Bank, RBB Bancorp and RBB, TFC and the Bank shall make such accounting entries or adjustments, including additions to Bank ALLL and charge-offs of loans (collectively, “Pre-Closing Adjustments”) as RBB shall direct as a result of its ongoing review of TFC and the Bank (including its review of the information provided to it pursuant to Sections 6.05 and 6.14), including the possible sale of a portion or all of its securities as directed by RBB Bancorp or RBB just prior to the Effective Date, or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the TFC Merger; provided, however, that unless the Pre-Closing Adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of TFC and the Bank, no such Pre-Closing Adjustment shall (i) violate any law, rule or regulation applicable to TFC or the Bank, (ii) otherwise materially disadvantage TFC or the Bank if the TFC Merger was not consummated, or (iii) result in a change to the Merger Consideration.

SECTION 6.18    FIRPTA CERTIFICATE.

TFC and the Bank shall furnish to RBB Bancorp a certification that TFC and the Bank are not a United States real property holding corporations, dated not more than 30 days prior to the Effective Date, in compliance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), in a form reasonably satisfactory to RBB.

SECTION 6.19    ADVICE OF CHANGES.

TFC, the Bank, RBB Bancorp and RBB shall promptly advise the other parties of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. TFC and the Bank shall also promptly notify RBB Bancorp and RBB of any changes in employment status of officers and employees, loan collection activities and other material changes. From time to time prior to the Effective Time, TFC and the Bank will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII, or the compliance by TFC and the Bank with the covenants set forth in Sections 4.01, 4.02, and Article VI.

SECTION 6.20    CURRENT INFORMATION.

During the period from the date of this Agreement to the Effective Time, TFC and the Bank will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of RBB Bancorp and RBB and to report the status of the ongoing operations of TFC and the Bank. TFC and the Bank will promptly notify RBB Bancorp and RBB of any material change in the normal course of business or in the operation of the properties of TFC and the Bank and, subject to applicable Laws, or any complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any Governmental Authority, or the institution or threat of litigation involving TFC or the Bank, and they will keep RBB Bancorp and RBB fully informed of such events.

SECTION 6.21    EXECUTION AND AUTHORIZATION OF MERGER AGREEMENTS.

Prior to the Effective Date, TFC and the Bank shall execute and deliver, and RBB Bancorp shall cause Subsidiary to execute and deliver, the TFC Merger Agreement and the RBB Merger Agreement, as applicable.

SECTION 6.22    TRANSACTION EXPENSES OF TFC AND THE BANK.

(a)    Promptly after the execution of this Agreement, TFC and the Bank shall require all of its attorneys and other professionals to promptly render current and correct invoices for all unbilled time and disbursements. TFC and the Bank shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

(b)    TFC and the Bank shall advise RBB Bancorp and RBB monthly of all out-of-pocket expenses which TFC and the Bank has incurred in connection with this transaction.

(c)    TFC and the Bank, in reasonable consultation with RBB Bancorp and RBB , shall make all arrangements with respect to the printing and mailing of Proxy Materials.

SECTION 6.23    RESIGNATIONS AND TERMINATIONS.

The directors, executive officers and all employees of TFC and the Bank will resign or be terminated from their positions at TFC and the Bank on the Effective Time of the TFC Merger without any severance or change of control payments or any other liability to RBB Bancorp, RBB, TFC or the Bank, except as set forth in the TFC and Bank Disclosure Schedule and except for Section 6.11.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TFC MERGER AND THE RBB MERGER

SECTION 7.01    CONDITIONS TO THE PARTIES’ OBLIGATIONS TO EFFECT THE TFC MERGER AND THE RBB MERGER.

The respective obligations of the parties hereto to consummate the TFC Merger are subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a)    Shareholder Approvals. This Agreement, the TFC Merger and the RBB Merger have been duly approved by the affirmative votes of the TFC and the Bank shareholders, the affirmative vote of the RBB shareholder, and the respective boards of directors of TFC, the Bank, RBB Bancorp and RBB in accordance with applicable law. Said approvals shall continue in effect and shall not have been revoked.

(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the TFC Merger and the RBB Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of RBB reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on RBB Bancorp or RBB, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that RBB Bancorp or RBB would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)    No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)    Tax Opinion. In its sole discretion and unless otherwise waived, RBB Bancorp shall have received the opinion of Vavrinek, Trine & Day Co., LLP, dated the Effective Date, in form and substance reasonably satisfactory to RBB Bancorp, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, that are assumed in the opinion to be consistent with the state of facts existing at the Effective Date, the TFC Merger more likely than not will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, Vavrinek, Trine, Day & Co., LLP may require and rely upon representations contained in letters from RBB Bancorp, RBB, TFC or the Bank and/or their officers or principal shareholders as are customary for such opinions.

(e)    The Subordinated Debentures shall be transferred by TFC to RBB Bancorp at the Effective Time of the TFC Merger.

SECTION 7.02    CONDITIONS TO OBLIGATION OF TFC AND THE BANK TO EFFECT THE TFC MERGER AND THE RBB MERGER.

The obligation of TFC and the Bank to consummate the TFC Merger and the RBB Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)    Representations and Warranties; Agreements and Covenants. The representations and warranties of RBB Bancorp and RBB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on RBB Bancorp or RBB. RBB Bancorp and RBB shall have performed, in all material respects, each of their covenants and agreements contained in this Agreement, and a Material Adverse Effect with respect to RBB Bancorp or RBB shall not have occurred.

(b)    Officers’ Certificate. TFC and the Bank shall have received a certificate from RBB Bancorp and RBB, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of RBB Bancorp and RBB, verifying that RBB Bancorp and RBB are in compliance with all of the requirements of Section 7.02(a).

(c)    Merger Consideration. The Merger Consideration shall have been delivered by RBB Bancorp to the Exchange Agent and the Exchange Agent shall have provided a receipt therefor to TFC and the Bank.

(d)    Consents. RBB Bancorp and RBB shall have obtained all material consents.

(e)    Indemnification Agreements. RBB Bancorp shall have entered into indemnity agreements with each of the directors and officers of TFC and the Bank in the form attached hereto as Exhibit C; provided that each such director or officer shall have represented and warranted to RBB Bancorp that they have no Knowledge of any proceeding which would result in a claim against TFC or the Bank.

SECTION 7.03     CONDITIONS TO OBLIGATION OF RBB BANCORP TO EFFECT THE TFC MERGER AND THE RBB MERGER.

The obligation of RBB Bancorp to consummate the TFC Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties; Agreements and Covenants. The representations and warranties of TFC and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on TFC or the Bank. TFC and the Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement, and a Material Adverse Effect with respect to TFC and the Bank shall not have occurred.

(b)    TFC and Bank Disclosure Schedule. The TFC and Bank Disclosure Schedule shall be updated and made current as of the day prior to the Effective Date and a draft of the updated TFC and Bank Disclosure Schedule shall have been delivered to RBB Bancorp and RBB no later than 72 hours prior to the Effective Date; such update of the TFC and Bank Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03 and 7.03(a).

(c)    Non-Solicitation and Confidentiality Agreements. All the agreements required pursuant to Section 6.17 shall have been executed and delivered to RBB Bancorp and RBB.

(d)    Consents. TFC and the Bank shall have obtained each of the material consents listed in TFC and Bank Disclosure Schedule 5.03(l) including, without limitation, the consent of each landlord of each lease to which TFC or the Bank is a tenant for the operation of TFC’s and the Bank’s business wherever located.

(e)    Bank ALLL. The Bank-ALLL shall not be less than $7,040,920 (“Minimum Bank-ALLL”), TFC and the Bank shall make such additional increases to the Bank ALLL as are required as a result of any loan review conducted on its portfolio by federal or state regulatory agencies and/or external third party. In addition, for every 1% of Bank Commercial Real Estate Loans over the amount of Bank Commercial Real Estate Loans as of October 31, 2015, TFC and the Bank shall increase the Bank-ALLL Adjustment Amount by one (1) basis point.

(f)    Brokered Funds. As of and after the date of this Agreement, including the Effective Date, TFC or the Bank shall not renew or otherwise acquire any Brokered Deposits, any internet deposits or deposits from deposit originators with a maturity longer than 180 days.

(g)    FHLB Borrowing. As of the Effective Date, TFC or the Bank shall not have any term borrowings from the Federal Home Loan Bank other than those existing on September 30, 2015, or borrowings with no more than a 90 day period to maturity.

(h)    Minimum Closing Tangible Book Value and Leverage Ratios

(A)     Immediately prior to and at the Calculation Date, the Bank has at least the amount and ratio contained in the definition of Bank Minimum Capital and Leverage Ratio, and TFC has at least the amount and ratio contained in the definition of TFC Minimum Capital and Leverage Ratio, after reflecting all accruals required by GAAP, including Reductions

(except for Item (vi) in the definition of Reductions) and Bank—ALLL Adjustment Amount. Immediately prior to and at the Calculation Date, if the Bank’s amounts or ratios are less than the amount and ratio contained in the definition of Bank Minimum Capital and Leverage Ratio, or TFC’s amounts or ratios are less than the amount and ratio contained in the definition of TFC Minimum Capital and Leverage Ratio, after reflecting all accruals required by GAAP, including the Reductions (except for Item (vi) in the definition of Reductions) and the Bank-ALLL Adjustment Amount, RBB in its sole discretion may terminate the TFC Merger and this Agreement.

(i)    Change in Control Payments. Any severance or change of control payments in any TFC and Bank employment or change of control agreement will be paid by TFC and the Bank prior to the Effective Time of the TFC Merger, and any such payment will not be required nor will be paid by RBB Bancorp to officers of TFC and the Bank at the Effective Time of the TFC Merger.

(j)    Regulatory Action. Except as provided on the TFC and Bank Disclosure Schedule, no Governmental Authority with authority over TFC and the Bank will have issued a written agreement, formal order or cease and desist order with regard to TFC or the Bank or any portion thereof, or any officer, director or, to TFC’s and the Bank’s Knowledge holder of 5% or more of TFC Common Stock.

(k)    Dissenting Shareholders and Appraisal Rights Shareholders. Holders of not more than fifteen percent (15%) of the outstanding shares of TFC Common Stock shall have not voted in favor of the TFC Merger and made written demand under the CGCL relating to Dissenters Rights or under the DGCL relating to Appraisal Rights for the purchase of their shares of TFC Common Stock or Bank Common Stock which demand has not been rescinded or otherwise not perfected under applicable law.

(l)    Fairness Opinion. TFC and the Bank shall have received a fairness opinion from Sanli, Pastore and Hill to the effect that the Merger Consideration is fair, from a financial point of view, to the TFC shareholders.

(m)    Officers’ Certificate. RBB shall have received a certificate from TFC and the Bank, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of TFC and the Bank verifying that TFC and the Bank are in compliance with all of the requirements of Sections 7.03(a) through (l).

ARTICLE VIII

TERMINATION

SECTION 8.01    TERMINATION.

This Agreement may be terminated and the TFC Merger, the RBB Bancorp Merger and the RBB Merger may be abandoned:

(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent of RBB Bancorp, RBB, TFC and the Bank, if the board of directors of each so determines by the vote of a majority of the members of its entire board.

(b)    Breach. At any time prior to the Effective Time, by RBB Bancorp and RBB, or TFC and the Bank, if the respective board of directors so determines by the vote of a majority of the members of its entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants, agreements or conditions contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided that any such breach under clause (i) or clause (ii) would entitle the non-breaching party not to consummate the TFC Merger under Article VII hereof.

(c)    Adverse TFC or Bank Board Action. At any time prior to the Effective Time, by RBB Bancorp and RBB, if the TFC Board: (i) submits the principal terms of this Agreement to TFC’s shareholders without a recommendation for approval thereof or with special and materially adverse conditions on such approval; (ii) otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; (iii) rescinds its notice of the Special Meeting or declines to submit the principal terms of this Agreement to a vote of its shareholders; or (iv) recommends to its shareholders an Acquisition Proposal other than the TFC Merger.

(d)    Delay. At any time prior to the Effective Time, by RBB Bancorp and RBB or TFC and the Bank, if its respective board of directors so determines by the vote of a majority of the members of its entire board, in the event that the TFC Merger is not consummated by June 30, 2016 (the “Termination Date”), except to the extent that (i) the failure of the TFC Merger to be so consummated arises out of or results from the knowing and willful action or inaction of (A) the party seeking to terminate pursuant to this Section 8.01(d), (B) any of the TFC shareholders that are parties to the Shareholder Agreement (if TFC or the Bank are the parties seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or the Shareholder Agreement, or (ii) June 30, 2016 falls within the 30-calendar day cure period provided in Section 8.01(b) hereof with respect to any breach notified pursuant to such section, in which case the reference to June 30, 2016 shall be replaced with such 30th calendar day.

(e)    Denial of Regulatory Approvals. By RBB Bancorp and RBB, or TFC and the Bank, if the boards of directors so determines by the vote of a majority of the members of its entire board, in the event that any court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the TFC Merger or the other transactions contemplated by this Agreement that has become final and nonappealable.

(f)    Shareholder Approvals. By RBB Bancorp and RBB, or TFC and the Bank, if the boards of directors so determines by the vote of a majority of the members of the entire board, in the event that the approval of the principal terms of this Agreement by the TFC shareholders shall not have been obtained at the Special Meeting.

(g)    Superior Proposal. By TFC or the Bank, at any time prior to the time the requisite vote of TFC shareholders is obtained, if (i) TFC and the Bank are not in material breach of any of the terms of this Agreement, (ii) TFC and the Bank board of directors authorizes TFC or the Bank, subject to compliance with the terms of this Agreement, to enter into a definitive agreement (other than a mere confidentiality agreement) with respect to a Superior Proposal and TFC or the Bank notifies RBB Bancorp and RBB in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) RBB Bancorp or RBB does not make, within five (5) Business Days of receipt of TFC’s or the Bank’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that TFC or the Bank board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the TFC shareholders as the Superior Proposal and (iv) TFC or the Bank, prior to such termination, pays RBB Bancorp in immediately available funds the Termination Fee required to be paid pursuant to Section 8.02(b). TFC or the Bank shall (x) not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to RBB Bancorp and RBB required thereby, (y) notify RBB Bancorp and RBB promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such five-Business Day period, negotiate in good faith with RBB Bancorp and RBB with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by RBB Bancorp and RBB in response to a Superior Proposal, if any.

(h)     Minimum Capital and Leverage Ratio Condition or Bank Commercial Real Estate Loan Condition Not Met. By RBB Bancorp and RBB, in their sole discretion, if the Bank has less than the amount and ratio contained in the definition of Bank Minimum Capital and Leverage Ratio, or TFC has less than the amount and ratio contained in the definition of TFC Minimum Capital and Leverage Ratio, including Reductions (except for item (vi) in the definition of Reductions) and the Bank-ALLL Adjustment Amount as of the Calculation Date.

SECTION 8.02    EFFECT OF TERMINATION AND ABANDONMENT.

(a)    In the event of termination of this Agreement and the abandonment of the TFC Merger pursuant to this Article VIII, this Agreement shall become void and of no effect (other than as set forth in Section 9.01) with no liability or further obligation on the part of any party hereto (or of any of its Representatives or affiliates), except as otherwise provided in this Section 8.02; provided that, and notwithstanding anything in the foregoing to the contrary, (i) no such termination shall relieve any party hereto of any liability or damages to the other parties hereto resulting from any willful material breach of this Agreement, and (ii) the provisions set forth in Section 9.01 shall survive termination of this Agreement and termination shall not relieve any party of any liability under such provisions.

(b)    In the event that (i) a bona fide Acquisition Proposal shall have been made to TFC or the Bank or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to TFC or the Bank (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) 30 calendar days prior to, with respect to any termination pursuant to Section 8.01(c) or Section 8.01(d), the date of termination, or (y) at least

10 Business Days prior to, with respect to a termination pursuant to Section 8.01(f), the date of the Special Meeting); and thereafter this Agreement is terminated by either RBB Bancorp and RBB or TFC and the Bank pursuant to Section 8.01(d), or (ii) this Agreement is terminated (x) by TFC and the Bank pursuant to Section 8.01(g) or (y) by RBB Bancorp and RBB pursuant to Sections 8.01(b), (c), (f) or (h), then TFC or the Bank shall promptly, and in any event no later than two Business Days after the date of such termination (except as provided in Section 8.01(g)(iv)), pay RBB Bancorp a termination fee of $500,000 (the “Termination Fee”), payable by wire transfer of same-day funds. TFC’s or the Bank’s payment shall be the sole and exclusive remedy of RBB Bancorp and RBB for damages against TFC and the Bank and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. For purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, TFC or the Bank shall have entered into a definitive agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to TFC’s shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its affiliates. In addition, for purposes of this Agreement, and subject to proviso (i) of Section 8.02(a), no damages will be payable by RBB Bancorp if it terminates this Agreement for failure to obtain regulatory approval pursuant to Section 7.01(b) or Section 8.01(e).

In the event this Agreement is terminated by TFC and the Bank pursuant to Section 8.01(b), then RBB Bancorp shall promptly, and in any event no later than two Business Days after the date of such termination, pay TFC the Termination Fee, payable by wire transfer of same-day funds. RBB’s payment shall be the sole and exclusive remedy of TFC and the Bank for damages against RBB and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Further, in the event this Agreement is terminated by RBB Bancorp other than for the reasons in Section 8.02(b), RBB shall pay TFC or the Bank the difference between the amount of the actual lease entered into by the Bank and a long term lease of up to 5 years in length concerning the Bank’s City of Industry branch. If TFC or the Bank enters into a long term lease for the City of Industry branch for longer than six (6) months, then the Merger Consideration shall be reduced by the difference between the actual cost of the lease minus the costs of the short term lease of up to six (6) months.

Each of TFC and the Bank, and RBB Bancorp and RBB, acknowledge that the agreement contained in Section 8.02(b) is an integral part of the transactions contemplated by this Agreement and that without the agreement, RBB Bancorp, RBB, TFC and the Bank would not enter into this Agreement; accordingly, if (i) TFC or the Bank fails to pay the Termination Fee pursuant to Section 8.02(b), and, in order to obtain payment of the Termination Fee, RBB Bancorp and RBB commence a suit that results in a judgment against TFC or the Bank for the Termination Fee or any portion thereof, TFC or the Bank shall pay to RBB Bancorp and RBB their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee at the publicly announced prime rate of interest published in The Wall Street Journal on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01    SURVIVAL.

The representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time (other than Sections 6.05, 6.09, 6.10, 6.11, 6.15, 6.18, and this Article IX, which shall survive the Effective Time indefinitely unless otherwise specifically provided therein) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time. This Article IX and the covenants contained in Section 8.02 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the TFC Merger or the termination of this Agreement if this Agreement is terminated prior to the Effective Time.

SECTION 9.02    WAIVER; AMENDMENT.

Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

SECTION 9.03     COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of documents which are the subject of such facsimiles.

SECTION 9.04     GOVERNING LAW, JURISDICTION AND VENUE.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

SECTION 9.05    EXPENSES.

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby except as otherwise specifically provided. RBB shall bear all costs associated with obtaining all Regulatory Approvals.

SECTION 9.06    NOTICES.

All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to TFC and the Bank:

TFC Holding Company

1420 East Valley Boulevard

Alhambra, California 91801

Attention: Mr. Roger Lin, Chairman

Telephone: (310) 874-8998

Facsimile: (424) 652-5988

Email: RYL88-TFC@yahoo.com

With a copy to:

Gary Steven Findley, Esq.

Gary Steven Findley & Associates

3808 East La Palma Avenue

Anaheim, CA 92807

Telephone: (714) 630-7136

Facsimile: (714) 630-7910

Email: gsf@findley-reports.com

If to RBB to:

Royal Business Bank

660 South Figueroa Street, Suite 1888

Los Angeles, California 90017-3433

Attention: Alan Thian, President and Chief Executive Officer

Telephone: (213) 573-7928

Facsimile: (213) 533-7978

Email: athian@rbbusa.com

With a copy to:

Loren P. Hansen, Esq.

Loren P. Hansen, APC

1301 Dove Street, Suite 900

Newport Beach, CA 92660

Telephone: (949) 851-6125

Facsimile: (949) 851-1732

Email: lphansen@lphansenlaw.com

SECTION 9.07    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.

This Agreement, the Disclosure Schedules attached hereto and incorporated herein, and the exhibits to the Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Disclosure Schedules attached hereto and incorporated herein, and the exhibits to the Agreement, supersede any and all other oral or written agreements heretofore made. Except for Sections 6.10, and 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.08    EFFECT.

No provision of this Agreement shall be construed to require TFC, the Bank, RBB Bancorp RBB or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

SECTION 9.09     SEVERABILITY.

Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on TFC and the Bank, or RBB Bancorp and RBB, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.10    ENFORCEMENT OF THE AGREEMENT.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.11    INTERPRETATION.

When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.12    TIME.

Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RBB Bancorp		TFC Holding Company

By:		By:
Name:	Alan Thian	Name:
Title:	President and Chief Executive Officer	Title:

Royal Business Bank		TomatoBank

By:		By:
Name:	Alan Thian	Name:
Title:	President and Chief Executive Officer	Title:

EXHIBIT A

FORM OF SHAREHOLDER AGREEMENT

This Shareholder Agreement, effective as of             , 2015 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among RBB Bancorp, a California corporation (“RBB Bancorp”), Royal Business Bank, a California state-chartered bank (“RBB”) TomatoBank, a California state chartered bank (the “Bank”), TFC Holding Company, a Delaware corporation (“TFC”) and each of the undersigned Shareholders (each, a “Shareholder” and, collectively, the “Shareholders”) of TFC. Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between RBB Bancorp, RBB, TFC and the Bank (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), TFC will be merged with and into a Subsidiary of RBB Bancorp, immediately thereafter, TFC shall merge with and into the RBB Bancorp, and immediately thereafter, the Bank will merge with and into RBB and RBB Bancorp and RBB shall survive.

WHEREAS, as a condition and inducement to RBB Bancorp and RBB to enter into the Merger Agreement and consummate the TFC Merger, the Shareholders desire to execute and deliver to RBB Bancorp and RBB a shareholder agreement upon the terms set forth herein.

WHEREAS, each Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of TFC as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of TFC Common Stock Subject to this Agreement,” and such Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of TFC Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of TFC acquired by such Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, each Shareholder represents and warrants to RBB Bancorp and RBB that (i) such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of such Shareholder’s interest in the outstanding capital stock and voting securities of TFC, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Such Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto.

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(b) Other than pursuant to this Agreement or with RBB Bancorp and RBB’s prior written consent, from the date hereof through and including the date of the TFC shareholders’ meeting at which the terms of the Merger Agreement are considered and voted upon, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the TFC Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under such Shareholder’s control to, deposit any Shares in a voting trust. This Section 1(b) shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder, provided, that a Transfer referred to in this paragraph shall be permitted if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

2. Agreement to Vote Shares.

(a) As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

Prior to the Expiration Date, at every meeting of the shareholders of TFC at which the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval submitted to the Shareholders of TFC by written consent with respect to the following, each Shareholder shall vote (or cause to be voted) the Shares in favor of approval of the terms of the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of TFC at which the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval submitted to the Shareholders of TFC by written consent with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the TFC Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving TFC and the Bank. No Shareholder shall commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Date, each Shareholder will not take any action to exercise or perfect such Shareholder’s right to exercise appraisal rights in connection with the TFC Merger or dissent to the TFC Merger, with respect to or in accordance with the Delaware General Corporations Law or the California General Corporations Law or otherwise.

(d) Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of TFC or the Bank, and nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such an officer of director, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director of TFC, the Bank or to its shareholders.

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3. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to RBB Bancorp and RBB as follows:

(a) Each Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, each Shareholder, in the Shareholder’s capacity as a shareholder of TFC, will not (and will use such Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Shareholder or TFC, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of TFC or the Bank, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate TFC or the Bank or otherwise distribute to the shareholders of TFC all or any substantial part of the business, properties or capital stock of TFC or the Bank (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning TFC’s or the Bank’s business, properties or assets to any corporation, partnership, person or other entity or group (other than RBB Bancorp, RBB, or any affiliate, associate, agent or representative of RBB Bancorp or RBB) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of TFC, request that a special meeting of the shareholders of TFC be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in such Shareholder’s capacity as a shareholder of TFC, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Shareholder shall promptly inform RBB as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party.

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(c) Each Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by such Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, TFC shall not, and such Shareholder hereby unconditionally and irrevocably instructs TFC to not, record such vote unless and until such Shareholder shall have complied with the terms of this Agreement.

4. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of RBB Bancorp and RBB, to carry out the purpose and intent of this Agreement.

5. Consent and Waiver. Each Shareholder hereby consents to and approves the actions taken by the board of directors of TFC and the Bank in approving the TFC Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the TFC Merger under the terms of any agreement to which such Shareholder is a party; provided, however, that such Shareholder shall not be required by this Section 5 to give any consent or waiver in his or her capacity as a director or officer of TFC or the Bank.

6. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

7. Confidentiality. Each Shareholder agrees (i) to hold any information regarding this Agreement and the TFC Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by RBB Bancorp and RBB.

8. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of TFC. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by a Shareholder shall survive the death or incapacity of such Shareholder and any obligation of a Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of a Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of TFC or the Bank affecting the Shares, or the acquisition of additional shares of capital stock of TFC or the Bank by any Shareholder, the number of shares of capital stock of TFC listed under the heading “Total Number of Shares of TFC Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of TFC issued to or acquired by such Shareholder.

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9. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require a Shareholder, RBB Bancorp, RBB, TFC, the Bank, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind each Shareholder solely as a security holder of TFC only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below such Shareholder’s signature at the end hereof.

(ii) If to RBB Bancorp and RBB, to:

        Royal Business Bank

        660 South Figueroa Street, Suite 1888

        Los Angeles, California 90017-3433

        Attention: Alan Thian

        President and Chief Executive Officer

        Telephone: (213) 573-7928

        Facsimile: (213) 533-7978

        E-mail: athian@rbbusa.com

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(iii) If to TFC:

        TFC Holding Company

        1420 E. Valley Blvd.

        Alhambra, California 91801

        Attention: Mr.                     ,

        Telephone: (        )

        Facsimile: (        )

        Email:

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RBB BANCORP		TFC HOLDING COMPANY

By:		By:
Name:	Alan Thian	Name:
Title:	President and Chief Executive Officer	Title:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

9

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name:
Title:
Address:

Attn:
Fax:

Total Number of Shares of TFC Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

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EXHIBIT A-1

PERSONS EXECUTING SHAREHOLDER AGREEMENT

ALL TFC AND BANK DIRECTORS

ALL TFC AND BANK EXECUTIVE OFFICERS

APPENDIX A

Shareholder Name:

Number of Shares:

Exceptions to Representations:

☐  Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐  Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

EXHIBIT B

FORM OF NON-SOLICITATION and CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of             , 2015, is entered into by and between RBB Bancorp and Royal Business Bank (collectively, “RBB”), and                      (the “Undersigned”).

RECITALS

A.    RBB, TFC Holding Company, a California corporation (“TFC”), and TomatoBank, a California commercial banking corporation, (the “Bank”), have entered into an Agreement and Plan of Merger dated as of             , 2015 (the “Merger Agreement”).

B.    The Undersigned is a director, officer or shareholder of TFC or the Bank.

C.    As an inducement to and as a condition to RBB’s entering into and performing the terms of the Merger Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement (as defined below) for the benefit of any Person or entity other than RBB.

D.    Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom TFC or the Bank has an existing relationship for Financial Services (as defined below) from the date of the Merger Agreement until immediately prior to the Effective Date (as that term is defined in the Merger Agreement) or with whom RBB or the Surviving Bank has an existing relationship for Financial Services at any point from the date of the Merger Agreement.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans and the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom TFC or the Bank has actively pursued a relationship for Financial Services at any time prior to and between the date of the Merger Agreement and the Effective Date; provided, however, TFC’s or the Bank’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

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“Trade Secrets” shall mean:

(a)    All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of TFC or the Bank, RBB and/or the Surviving Bank of which the Undersigned has acquired, or may hereafter acquire, knowledge and possession as a director, officer or employee, or as a result of the transactions contemplated by the Merger Agreement.

(b)    Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information, (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Undersigned, and RBB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a)    RBB would not enter into the Merger Agreement unless the Undersigned agrees not to engage in the provision of Financial Services in conjunction with RBB or the Surviving Bank or any of their respective subsidiaries or successors, use Trade Secrets for the benefit of any Person or entity other than RBB or the Surviving Bank or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit officers or employees of RBB or the Surviving Bank, or any of their respective subsidiaries or successors. Accordingly, this Agreement is a material inducement for RBB to enter into and to carry out the terms of the Merger Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce RBB to enter into and carry out the terms of the Merger Agreement.

(b)    By virtue of his or her position with TFC or the Bank, the Undersigned has developed considerable expertise in the business operations of TFC and the Bank and has or will develop considerable expertise in the business operations of RBB and/or the Surviving Bank. Undersigned has had and will have access to Trade Secrets. Undersigned recognizes that RBB would be irreparably damaged, and its substantial investment in TFC and the Bank materially impaired, if the Undersigned were to disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of TFC or the Bank, RBB or the Surviving Bank to terminate such Person’s relationships with, or to take any action that

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would be disadvantageous to, TFC, the Bank, RBB or the Surviving Bank. Moreover, Undersigned recognizes that TFC, the Bank and RBB would be irreparably damaged, and RBB’s substantial investment in TFC and the Bank materially impaired if the Undersigned were to solicit or aid in the solicitation of any Person who is a TFC, the Bank, RBB, or Surviving Bank officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, TFC, the Bank, RBB or the Surviving Bank. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

(c)    The Undersigned, a director of the Bank, together with all affiliates and related parties, hereby agrees to use his or her best efforts not to reduce or remove from the Surviving Bank for a minimum of one year from the Effective Date of the TFC Merger.

ARTICLE II

NON-SOLICITATION AND CONFIDENTIALITY

2.1    Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of TFC or the Bank and, after the Effective Date, other than for the benefit of RBB and the Surviving Bank, the Undersigned (a) shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person, and if the Undersigned is not continuing his or her service as a director and/or officer of RBB or the Surviving Bank, shall deliver, on and after the Effective Date, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Undersigned, to the Surviving Bank.

2.2    Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a)    The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives RBB prompt notice of such requirement in advance of such disclosure.

(b)    The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives RBB prompt notice of such requirement in advance of such disclosure; or

(c)    In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives RBB prompt notice of such requirement in advance of such disclosure.

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2.3    Non-Solicitation.

(a)    Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending [executive officers: one year] [directors: two years] from and after the Effective Date, the Undersigned shall not, directly or indirectly, without the prior written consent of RBB or the Surviving Bank, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or use any Trade Secret to induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of TFC or the Bank, RBB Bancorp, RBB and/or the Surviving Bank as of the date of said solicitation to terminate such Person’s relationships with TFC or the Bank, RBB Bancorp or RBB and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by or provides service for TFC, the Bank, RBB Bancorp, RBB or the Surviving Bank, the Undersigned, upon the reasonable request of TFC, the Bank, RBB Bancorp, RBB or the Surviving Bank, agrees to use his or her best efforts to retain the business of the Surviving Bank and promote the acquisition of new business by the Surviving Bank.

(b)    Non-Solicitation of Officers or Employees. From the date hereof and for the period ending [executive officers: one year] [directors: two years] from and after the Effective Date, the Undersigned shall not, directly or indirectly, without the prior written consent of RBB Bancorp, RBB or the Surviving Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of TFC, the Bank, RBB Bancorp, RBB and/or the Surviving Bank to terminate such Person’s relationships with TFC, the Bank, RBB Bancorp, RBB and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by TFC, the Bank, RBB Bancorp, RBB or the Surviving Bank, the Undersigned, upon the reasonable request of TFC, the Bank, RBB Bancorp, RBB or the Surviving Bank, agrees to use his or her best efforts to retain the officers and employees of the Surviving Bank. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: (i) for the period of time that the Undersigned is employed by TFC, the Bank, RBB Bancorp, RBB or the Surviving Bank, the terms “officer” and “employee” shall refer to any person employed by TFC, the Bank, RBB Bancorp, RBB and/or the Surviving Bank at the time of the solicitation or attempted solicitation, and/or any person who was employed by TFC, the Bank, RBB Bancorp, RBB and/or the Surviving Bank at any time within the three (3) months prior to the date of said solicitation or attempted solicitation; or (ii) for the period of time following the Undersigned’s employment with RBB Bancorp, RBB or the Surviving Bank, the terms “officer” and “employee” shall refer to any person who was employed by RBB Bancorp, RBB and/or the Surviving Bank at the time of the termination of the Undersigned’s employment with RBB Bancorp, RBB or the Surviving Bank, or any person who was employed by TFC, the Bank, RBB Bancorp, RBB and/or the Surviving Bank at any time within the three (3) month period immediately preceding the termination of the Undersigned’s employment with TFC, the Bank, RBB Bancorp, RBB or the Surviving Bank. This prohibition shall not apply to general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand,

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and RBB Bancorp, RBB and the Surviving Bank on the other, and the existence of any claim or cause of action by the Undersigned against TFC, the Bank, RBB Bancorp, RBB and/or the Surviving Bank or any of their respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV

GENERAL

4.1    Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2    Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3    Termination.

(a)    This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

(b)    Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of Section 2.3, the obligations of the Undersigned under this Agreement shall terminate only on the mutual agreement of the Undersigned and RBB or the Surviving Bank.

4.4    Specific Performance. Undersigned acknowledges and agrees that irreparable injury will result to RBB and/or the Surviving Bank in the event of a breach of any of the provisions of this Agreement and that RBB and/or the Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy RBB and/or the Surviving Bank may have, RBB and/or the Surviving Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Undersigned or any affiliates, agents or any other Persons acting for or with Undersigned in any capacity whatsoever, and Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Undersigned, RBB and/or the Surviving Bank shall have the right to inform any third party that RBB and/or the Surviving Bank reasonably believes to be, or to be contemplating, participating with Undersigned or receiving from Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of RBB and/or the Surviving Bank hereunder, and that participation by any such Persons with Undersigned in activities in violation of Undersigned’s agreement with RBB and/or the Surviving Bank set forth in this Agreement may give rise to claims by RBB and/or the Surviving Bank against such third party.

4.5    Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be

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deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6    Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to RBB or the Surviving Bank:

Royal Business Bank

Attention: Alan Thian

President and Chief Executive Officer

660 South Figueroa Street, Suite 1888

Los Angeles, California 90017-3433

Telephone: (213) 573-7928

Facsimile: (213) 533-7978

E-mail: athian@rbbusa.com

With a Copy to:

Loren P. Hansen, Esq.

Loren P. Hansen, APC

1301 Dove Street, Suite 900

Newport Beach, California 92660

Telephone: (949) 851-6125

Facsimile: (949) 851-1732

E-mail: lphansen@lphansenlaw.com

If to Undersigned:

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

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4.7    Waiver of Breach. Any failure or delay by RBB and/or the Surviving Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by RBB or the Surviving Bank of a breach of any provision of this Agreement by Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8    Assignment. This Agreement may be assignable by RBB only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.9    Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of RBB, the Surviving Bank and their respective successors, representatives and assigns.

4.10    Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in California.

4.11    Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

ROYAL BUSINESS BANK,		UNDERSIGNED
a California state-chartered bank

By:
Name:	Alan Thian
Title:	President and Chief Executive Officer

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EXHIBIT B-1

PERSONS EXECUTING NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

All Directors of TFC and the Bank

President and Chief Executive Officer

Chief Financial Officer

Chief Credit Officer

EXHIBIT C

INDEMNITY AGREEMENT

THIS AGREEMENT is made as of the date of             , 20     by and between ROYAL BUSINESS BANK, a state-chartered banking corporation (the “RBB”), and                      (“Indemnitee”), a director and/or officer of TFC Holding Company (“TFC”) or TomatoBank (the “Bank”), with reference to the following facts:

A.    Pursuant to Section 7.02(e) of that certain Agreement and Plan of Merger dated             , 2015 (the “Merger Agreement”) by and between the RBB, TFC and the Bank, RBB has concluded that it is not only reasonable and prudent but necessary for the RBB to contractually obligate itself to indemnify in a reasonable and adequate manner the TFC and Bank directors and officers and to assume for itself maximum liability for expenses and damages in connection with claims lodged against such directors and officers for their line of duty decisions and actions at TFC and the Bank;

B.    The General Corporation Law of the State of California (the “Code”) empowers RBB to indemnify certain persons and further specifies in Code Section 317(g) that the indemnification provisions set forth in the Code “shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the articles of the corporation”; thus, Section 317 does not by itself limit the extent to which RBB may indemnify persons serving as its officers and directors;

C.    In order to give proper effect to the indemnification provisions provided under the Code, the Articles of Incorporation which permit the Bank to indemnify its directors and officers to the fullest extent permissible under the Code, subject to the limitations set forth in Section 204(a) (11) of the Code, as applicable, and as required in Section 7.03(e) of the Merger Agreement, RBB is entering into this Agreement for the benefit of Indemnitee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and based on the premises set forth above, RBB and Indemnitee do hereby agree as follows:

1.    Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a)    The term “Proceeding” shall include, for the purposes of this Agreement, any threatened, pending or completed action, suit or proceeding, whether brought in the name of RBB or otherwise and whether of a civil, criminal or administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the

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Securities Exchange Act of 1934, as amended, and/or their respective state counterparts and/or any rule or regulation promulgated thereunder, in which Indemnitee may be or may have been involved as party or otherwise (other than plaintiff against RBB), by reason of the fact that Indemnitee is or was an Agent of RBB by reason any action taken by him or of any inaction on his part while acting as such Agent.

(b)    The term “Expenses”, includes, without limitation, all direct and indirect costs of any type or nature whatsoever, including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, court costs, attorneys’ fees, accountant’s costs and disbursements and any expenses of establishing a right to indemnification under law or Paragraph 7 of this Agreement, actually and reasonably incurred by the Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding or action for indemnification for which Indemnitee is not otherwise compensated by RBB or any third party, except that “Expenses” shall not include the amount of any judgment, fine or penalty actually levied against Indemnitee or amounts paid in settlement of a Proceeding.

(c)    References to “other enterprise” shall include employee benefit plans; reference to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of RBB” shall include any service as a director of RBB which imposes duties on, or involves services by, such director with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acts in good faith and in a manner he reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner in the best interests of RBB as referred to in this Agreement.

(d)    For the purposes of this Agreement, Indemnitee shall be deemed to have been acting as an “Agent” if he was acting in his capacity as an officer of RBB, director of RBB, member of a committee of the Board of Directors of this Bank, or agent of RBB, or was serving as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or any other enterprise at the request of RBB, or was a director and/or officer of the foreign or domestic corporation which was a predecessor corporation to RBB or of another enterprise at the request of such predecessor corporation, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(e)    The term “Applicable Standard” means that a person acted in good faith and in a manner such person believed to be in the best interests of RBB; except that in a criminal proceeding, such person must also have had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create any presumption, or establish, that the person did not meet the “Applicable Standard.”

(f)    “Independent Legal Counsel” shall include any firm of attorneys selected by the Board of Directors or by the regular corporate counsel for RBB

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from a list of firms which meet minimum size criteria and other reasonable criteria established by the Board of Directors of RBB, so long as such firm has not represented RBB, Indemnitee or any entity controlled by Indemnitee within the preceding 24 calendar months.

2.    Indemnification in Third Party Proceedings. Subject to the “Limitations on Indemnification” provided in Paragraph 10 herein, or any other such limitations provided under the Code or any amendment thereto, RBB shall indemnify Indemnitee if Indemnitee is made a party to or threatened to be made a party to, or otherwise involved in, any Proceeding (other than a Proceeding which is an action by or in the right of RBB to procure a judgment in its favor), by reason of the fact that Indemnitee is or was or is alleged to be an Agent. This indemnification shall apply, and be limited, to and against all Expenses, judgments, fines, settlements (if the settlement is approved in advance by RBB, which approval shall not be unreasonably withheld, conditioned or delayed) and other amounts actually and reasonably incurred by Indemnitee in connection with the defense or settlement of the Proceeding, so long as it is determined pursuant to Paragraph 7 of this Agreement or by the court before which such action was brought, that Indemnitee met the Applicable Standard.

3.    Indemnification in Proceedings By or In the Name of RBB. Subject to the “Limitations on Indemnification” provided in Paragraph 10 herein, RBB shall indemnify Indemnitee if Indemnitee is made a party to, or threatened to be made a party to, or otherwise involved in, any Proceeding which is an action by or in the right of RBB or any subsidiary of RBB to procure a judgment in its favor by reason of the fact that Indemnitee is or was or is alleged to be an Agent. This indemnity shall apply, and be limited, to and against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding, but only if (a) Indemnitee met the Applicable Standard, and (b) the action is not settled or otherwise disposed of without court approval. No indemnification shall be made under this Paragraph 3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to RBB in the performance of such person’s duty to RBB, unless, and only to the extent that, the court in which such Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for the Expenses which such court shall determine.

4.    Expense of Successful Indemnitee. Notwithstanding any other provision of this Agreement, or any limitation contained therein, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action or portion thereof without prejudice, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred in connection therewith.

5.    Scope. Notwithstanding any other provision of this Agreement but subject to Paragraph 10, RBB shall indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, RBB’s Articles of Incorporation, RBB’s Bylaws or by statute.

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6.    Advancement and Repayment of Expenses. The Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be advanced by RBB prior to the final disposition of such Proceeding after receiving from Indemnitee the copies of invoices presented to Indemnitee for such Expenses, but only if Indemnitee shall undertake in the form attached as Exhibit A to repay such advances to the extent, that it is ultimately determined that the Indemnitee is not entitled to indemnification. Any advance required hereunder shall be deemed to have been approved by the Board of Directors of RBB. In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor. In the event that RBB shall be obligated under this Section 6 to pay the Expenses of any Proceeding against Indemnitee, RBB, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by RBB, RBB will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by RBB, or (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between RBB and the Indemnitee in the conduct of such defense or (C) RBB shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of RBB.

7.    Procedure Upon Application. Any claim for indemnification and advance of Expenses under Paragraph 6 hereof shall be paid no later than 20 days after receipt of a written request of Indemnitee in accordance with Paragraph 12 hereof.

However, in a proceeding brought by RBB directly, in its own right (as distinguished from an action brought by a third party or derivatively or by any receiver or trustee), RBB may determine not to make the advances called for hereby (subject to Indemnitee’s right to seek a contrary determination and enforce his or her right to indemnity and advances under Paragraph 8) if independent legal counsel advises in writing that RBB has probable cause to believe, and in RBB in good faith does believe, that Indemnitee did not act in good faith with regard to the subject matter of the Proceeding or a material portion thereof.

In all other cases, indemnification shall be made by RBB only if authorized in the specific case, upon a determination that indemnification of the Agent is proper under the circumstances and the terms of this Agreement by: (a) a majority vote of a quorum of the Board of Directors (or a duly constituted committee thereof), consisting of directors who are not parties to such proceeding; (b) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (c) approval of the shareholders (as defined in Section 153 of the California Corporations Code), with the Indemnitee’s shares not being entitled to vote thereon; or (d) the court in which such proceeding is or was pending upon application made by RBB, the Indemnitee or any person rendering services in connection with the Indemnitee’s defense, whether or not

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RBB opposes such application. Once a determination has been made in accordance with the preceding sentence that indemnification is proper, in a particular case or matter, RBB may delegate administration of process of indemnification to one or more of its officers.

If Indemnitee is deceased and is entitled to indemnification under any provision of this Agreement, RBB shall indemnify Indemnitee’s estate and his or her spouse, heirs, administrators and executors against and shall assume all of the Expenses, judgments, penalties and fines actually and reasonably incurred by or for Indemnitee or his estate, in connection with the investigation, defense, settlement or appeal of any such action, suit or proceeding. When requested in writing by the spouse of Indemnitee, and/or the heirs, executors or administrators of Indemnitee’s estate, RBB shall provide appropriate evidence of the Agreement set our herein to indemnify Agent against and to itself assume such costs, liabilities and Expenses.

If Indemnitee is entitled under any provision of this Agreement or indemnification by RBB for some or a portion of the Expenses, judgments, fines or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, RBB shall nevertheless indemnify Indemnitee for the portion (determined on an equitable basis) of such Expenses, judgments, fines or penalties to which Indemnitee is entitled.

Bank’s obligations to advance or indemnify hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of Bank or Indemnitee.

8.    Right to Enforce or to Contest Adverse Bank Action. The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction, notwithstanding (and such right shall not be limited by) (a) the failure of RBB (including its Board of Directors, shareholders or independent legal counsel) to act or to make any determination as contemplated by Paragraph 7; or (b) any adverse determination by RBB (including its Board of Directors, shareholders or independent legal counsel). The burden of proving that indemnification or advances are not appropriate shall be on RBB. The question of the Indemnitee’s right to indemnification shall be for the court to decide, and none of (a) the failure of RBB (including its Board of Directors, shareholders or independent legal counsel) to have made a determination that indemnification or advances are proper in the circumstances because Indemnitee has met the applicable standard of conduct, (b) an actual determination by RBB (including its Board of Directors, shareholders or independent legal counsel) that Indemnitee has not met such applicable standard of conduct or that indemnification is otherwise not appropriate under this Agreement, or (c) any other failure to act by or adverse action or determination by RBB (including its Board of Directors, shareholders or independent legal counsel), shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s Expenses incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, in any such Proceeding shall also be indemnified by RBB; provided, however, that if Indemnitee is only partially successful, only an equitably allocated portion of such Expenses shall be indemnified.

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9.    Indemnification Hereunder Not Exclusive.

(a)    The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Articles of Incorporation, the Bylaws, any agreement, policy of insurance, any vote of shareholders or disinterested directors, the General Corporation Law of the State of California, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification under this Agreement shall continue as to Indemnitee even though he may have ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

(b)    In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule which expand the right of a California corporation to indemnify its officers and directors, the Indemnitee’s rights and RBB’s obligations under this Agreement shall be expanded to the full extent permitted by such changes. In the event of any changes in any applicable law, statute or rule, which narrow the right of a California corporation to indemnify a director or officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

10.    Limitations on Indemnification. RBB shall not be liable under Section 3 of this Agreement to make any payment in connection with any claim made against the Indemnitee:

(a)    for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(b)    for which the Indemnitee is actually indemnified by RBB otherwise than pursuant to this Agreement;

(c)    for an accounting of profits made from the purchase or sale by the Agent of securities for RBB within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

(d)    brought about or contributed to by the active and deliberate dishonesty of the Indemnitee; however, notwithstanding the preceding clause, the Indemnitee shall be protected to the extent otherwise provided under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty (ii) with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated;

(e)    for actions commenced by a bank regulatory agency against Indemnitee only in which indemnification payments are prohibited by federal law or regulation;

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(f)     for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

(g)     for acts or omissions that the Indemnitee believes to be contrary to the best interests of RBB or its shareholders that involve the absence of good faith on the part of the Indemnitee;

(h)     for any transaction from which the Indemnitee derived an improper personal benefit;

(i)    for acts or omissions that show a reckless disregard for the Indemnitee’s duty to RBB or its shareholders in circumstances in which the Indemnitee was aware, or should have been aware, in the ordinary course of performing Indemnitee’s duties, of a risk of serious injury to RBB or its shareholders;

(j)     for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Indemnitee’s duties to RBB or its shareholders;

(k)     under Section 310 of the Code [i.e., for any transaction between RBB and (a) a director, or (b) a corporation, firm, or association in which the director has a material financial interest], to the extent the transaction in question is void or voidable in accordance with the terms of said Section;

(l)    under Section 316 of the Code [i.e., for any distribution to shareholders, and for any loan or guaranty to officers or directors, that violate specified provisions of the Code], to the extent Indemnitee is determined to be liable thereunder; or

(m)    for any such further acts or omissions delineated under Code Section 204(a) (10) or any successor statute thereto.

11.    Savings Clause. If this Agreement or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then RBB shall nevertheless indemnify Indemnitee as to Expenses, judgments, fines and penalties with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement by any other applicable law.

12.    Notices. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give to RBB notice in writing within 30 days after he becomes aware of any claim made against him for which he believes, or should reasonably believe, indemnification will or could be sought under this Agreement. Notice to RBB shall be directed to RBB’s main office, Attention: President (or such other address RBB shall designate in writing to Indemnitee). Failure to so notify Bank shall not relieve Bank of any liability which it may have to Indemnitee otherwise than under this Agreement.

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All notices, requests, demands and other communications (collectively “notices”) provided for under this Agreement shall be in writing (including communications by telephone, telex or telecommunication facilities providing facsimile transmission) and mailed (postage prepaid and return receipt requested), telegraphed, telexed, transmitted or personally served to each party at the address set forth at the end of this Agreement or at such other address as any party affected may designate in a written notice to the other parties in compliance with this section. All such notices shall be effective when received; provided, however, receipt shall be deemed to be effective within three (3) business days of any properly addressed notice having been deposited in the mail, within twenty-four (24) hours from the time electronic transmission was made, or upon actual receipt of electronic delivery, whichever occurs first.

No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without RBB’s consent, which consent shall not be unreasonably withheld.

13.    Maintenance of Liability Insurance.

(a)    RBB hereby agrees that so long as Indemnitee shall continue to serve as a director and/or officer of RBB and thereafter so long as Indemnitee shall be subject to any possible Proceeding, RBB, subject to Paragraph 13(b), shall use its best efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) which provides Indemnitee the same rights and benefits as are accorded to the most favorably insured of RBB’s directors, if Indemnitee is a director; or of RBB’s officers, if Indemnitee is not a director of RBB but is an officer.

(b)    Notwithstanding the foregoing, RBB shall have no obligation to obtain or maintain D&O Insurance if RBB determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit or the Indemnitee is covered by similar insurance maintained by a subsidiary or parent of RBB.

(c)    If, at the time of the receipt of a notice of a claim pursuant to Paragraph 11 hereof, RBB has D&O Insurance in effect, RBB shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. RBB shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

14.    Choice of Law. This Agreement should be interpreted and enforced in accordance with the laws of the State of California, including applicable statutes of limitation and other procedural statutes.

15.    Amendments. Provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only by the written consent of all parties.

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16.    Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any right or remedies under or by reason of this Agreement to any persons other than the parties to it and their respective successors and assigns (including an estate of Indemnitee), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party hereto. Furthermore, no provision of this Agreement shall give any third persons any right of subrogation or action against any party hereto.

17.    Severability. Nothing in this Agreement is intended to require or shall be construed as requiring RBB to do or fail to do any act in violation of applicable law. RBB’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transaction contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

18.    Successor and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective transferees, successors and assigns.

19.    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.    Entire Agreement. Except as provided in Paragraph 8 hereof, this Agreement represents and contains the entire agreement and understanding between and among the parties, and all previous statements or understandings, whether express or implied, oral or written, relating to the subject matter hereof are fully and completely extinguished and superseded by this Agreement. This Agreement shall not be altered or varied except by a writing duly signed by all of the parties.

21.    Mutual Acknowledgment. Both RBB and Indemnitee acknowledge that in certain instances, federal law, federal regulations or applicable public policy may prohibit RBB from indemnifying its directors and officers under this Agreement or otherwise, and in the event RBB is so prohibited from indemnifying its directors and officers under this Agreement or otherwise, RBB will not be required to indemnify Indemnitee under this Agreement. Indemnitee understands and acknowledges that RBB has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of RBB’s right under public policy to indemnify Indemnitee.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INDEMNITEE	ROYAL BUSINESS BANK (the “Bank”)

By:
Alan Thian
President and Chief Executive Officer

Secretary

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